UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.                 )

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TIMKENSTEEL CORPORATION

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Dear Shareholders,

TimkenSteel Corporation invites you to attend its 2022 annual meeting of shareholders at 10 a.m. Eastern time on May 4, 2022. We will consider matters that are important to our company and to you, our investors.

Over the past several years, our team has taken significant actions to improve the company’s cash flow and profitability. While that work is not yet complete, our objective is to deliver sustainable through-cycle profitability and cash flow while maintaining a strong balance sheet. Recently, we unveiled a refreshed vision and mission for the company, underscored by a common set of core values that guide our ethical behaviors, safety culture, and customer engagement.

TimkenSteel’s vision – harnessing the enduring power of steel to make the world a better place – motivates us every day. Our mission is to be an industry-leading provider of high-quality specialty steel, manufactured components and supply chain solutions and to deliver exceptional value to our customers, employees and shareholders. Our strategic imperatives, which provide a roadmap to achieving our vision and mission, are centered around people, profitability, process improvement, business development, and environmental, social and governance (ESG).

During 2021, the company reported net sales of $1.3 billion, an increase of 54 percent from 2020, and delivered net income of $171.0 million, adjusted EBITDA of $245.9 million and strong operating cash flow of $196.9 million. These significantly improved results were supported by:

•	a strong demand environment from diversified customers;
•	improved through-cycle melt utilization by consolidating our melt shop capacity;
•	ratification of a new four-year labor agreement with the United Steelworkers; and
•	further streamlining of our organizational structure and administrative processes.

With adjusted EBITDA and adjusted operating cash flow performance well in excess of 2021 targets, the variable compensation payout to employees was near maximum level at 190 percent, validating that our pay-for-performance compensation plans operated as intended.

In 2021, we published our inaugural Sustainability Accounting Standards metrics and set important 2030 environmental goals. These ambitious goals include significant reductions to our greenhouse gas emissions, total energy consumption, fresh water withdrawn and waste-to-landfill intensity. With oversight from our Board of Directors, we are committed to making progress toward our goals.

This is a pivotal point in our history. We are energized by our path forward and business outlook, and we remain committed to operating safely, serving our customers and delivering sustainable through-cycle profitability and cash flow for our shareholders.

Sincerely,

Ron Rice	Mike Williams

Chairman of the Board	President and Chief Executive Officer

March 17, 2022

Enclosure

Notice of annual meeting

of shareholders

Annual meeting information

Date: May 4, 2022

Time: 10:00 a.m. Eastern time

Place: There will be no in-person annual meeting. The meeting will be held “virtually” over the internet at www.cesonlineservices.com/tmst22_vm.

Record date: March 1, 2022

Agenda

1.	Election of the following directors to serve a three-year term expiring at the 2025 annual meeting: Diane C. Creel, Kenneth V. Garcia, Ellis A. Jones and Donald T. Misheff

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2022

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

Admission to the meeting

Only TimkenSteel shareholders as of the close of business on March 1, 2022 (the record date for the annual meeting) are entitled to join the virtual meeting. To attend the virtual annual meeting, please follow the instructions set forth below under “Additional information.”

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 17, 2022.

March 17, 2022

Kristine C. Syrvalin

Executive Vice President, General Counsel and Secretary

Your vote is important

Please vote as soon as possible.

Whether or not you plan to participate in the 2022 annual meeting of shareholders, please promptly vote on the Internet, by phone or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting electronically during the annual meeting if you wish to do so.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: If you received a printed version of the proxy materials, you may vote by mail.
During the annual meeting: If you participate in the virtual annual meeting, you may vote during the annual meeting by following the instructions set forth below under “Additional Information.”
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card or on the notice of internet availability.

Important notice regarding the availability of proxy materials for the 2022 annual meeting of shareholders to be held on May 4, 2022: This proxy statement and our 2021 annual report to shareholders are available free of charge on the following website: www.proxydocs.com/tmst.

Additional information

To register to attend the virtual annual meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with TimkenSteel’s transfer agent or you are a participant holding TimkenSteel shares in a 401(k) plan sponsored by TimkenSteel and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tmst22_vm. Please have your proxy card or notice of internet availability containing your 11-digit control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 3, 2022.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): Beneficial shareholders who wish to attend the virtual meeting may register by visiting the website www.cesonlineservices.com/tmst22_vm. Please have your voting instruction form, notice or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 3, 2022. If you need assistance registering, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3402.

If you do not register in advance following the instructions above, you will not be able to attend the annual meeting. The annual meeting will begin promptly at 10:00 a.m. Eastern time on May 4, 2022. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern time.

The virtual annual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the annual meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.

In order to maintain the interactive nature of the virtual meeting, attendees will be able to vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.

If you wish to submit a question to be addressed at the annual meeting, please do so by submitting your question to TMSTRegister@Proxy-Agent.com in advance of the meeting. Questions will be accepted until 12:00 p.m. Eastern time on May 3, 2022.

Questions submitted by shareholders in accordance with the foregoing instructions and pertinent to the annual meeting will be answered during the annual meeting, subject to time constraints. We will respond to questions relevant to meeting matters that we do not have time to address during the meeting by posting the questions and answers on our investor relations website soon after the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct and other materials for the annual meeting will be available online during the meeting.

Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the annual meeting.

Technical Difficulties: If you experience any technical difficulties during the registration process, please access the ‘FAQ and System Test’ link on the login screen for support. If you experience technical difficulties during the virtual meeting, please access the ‘?’ link on the meeting website for support.

Annual meeting information	Questions and answers	72

	Delinquent Section 16(a) reports	76

	General information	76

Appendix A	Non-GAAP financial measures	A-1

Although we include references to our website throughout this proxy statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the Securities and Exchange Commission (“SEC”). Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only. “Material” or “materiality,” as used in the “Proxy Summary – Environmental, social and governance (ESG) highlights” or “Our commitment to sustainability” sections of this proxy statement should not be read as equating to any use of the word in our other reporting or filings with the SEC.

Information included in this proxy statement represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this proxy statement are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Certain statements set forth in this proxy statement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally will be accompanied by words such as “will,” “anticipate,” “aspire,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “should,” “would,” “strategy,” “strategic direction,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Investors should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. Actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of us due to a variety of factors, such as:

•

whether we are able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether we are able to fully realize the expected benefits of such actions;

•	the potential impact of the COVID-19 pandemic on our operations and financial results, including cash flows and liquidity;
•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we conduct business, including additional adverse effects from global economic slowdown, terrorism or hostilities. This includes political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•

climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints; the effects of customer bankruptcies or liquidations; the impact of changes in industrial business cycles; and whether conditions of fair trade exist in the U.S. markets;

•

competitive factors, including changes in market penetration; increasing price competition by existing or new foreign and domestic competitors; the introduction of new products by existing and new competitors; and new technology that may impact the way our products are sold or distributed;

•

changes in operating costs, including the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management, cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters;
•	our ability to achieve our ESG goals, including our 2030 ESG goals;
•

the availability of financing and interest rates, which affect our cost of funds and/or ability to raise capital, including our ability to refinance or repay at maturity the convertible notes due December 1, 2025; our pension obligations and investment performance; and/or customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	the overall impact of the pension and postretirement mark-to-market accounting;
•

the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash;

•	the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; and
•	those items identified under the caption Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021.

All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control. It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote

May 4, 2022 10 a.m. Eastern time	March 1, 2022	There will be no in-person meeting. The meeting will be held “virtually” over the internet.	Shareholders of record of common shares at the close of business on March 1, 2022

Item	Proposals	Board vote recommendations	Page #

1	Election of four directors to serve a three-year term expiring at the 2025 annual meeting	FOR each director nominee	10

2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2022	FOR	33

3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	35

Director nominees – term to expire in 2025

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Diane C. Creel	73	2014	Retired Chairman, CEO and President, Ecovation Inc.	•		•		2

Kenneth V. Garcia	52	2021	Executive Fellow, Q2 Software, Inc.	•	•			0

Ellis A. Jones	56	2021	Vice President and Chief Sustainability Officer, The Goodyear Tire and Rubber Company	•	•			0

Donald T. Misheff	65	2014	Retired Managing Partner, Northeast Ohio, Ernst & Young LLP	•	•			2

Diverse board skills and composition

Members of TimkenSteel’s Board of Directors possess a broad and diverse mix of executive leadership, strategic, financial, human resources, ESG and industry experience and skills that enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

2021 performance

Strong profitability including $171.0M of net income and $245.9M of adjusted EBITDA(2) drove $196.9M of operating cash flow

Record cash of $259.6M and record total liquidity of $510.7M as of December 31, 2021

(1)	Net income (loss) includes a loss of $40.6M in 2019, a loss of $14.7M in 2020 and a gain of $20.1M in 2021 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Environmental, social and governance (ESG) highlights

At TimkenSteel, our ESG program reflects our vision to harness the enduring power of steel to make the world a better place. We focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, protect our natural resources and deliver sustainable technologies that contribute to economic growth and prosperity.

“Environmental sustainability is not new to us – we moved all production to electric arc furnaces in 1952 and produce 100 percent of our steel primarily from recycled scrap metal. Our aim is to always operate with the environment in mind and our past efforts around energy conservation, recycled metal sourcing and handling, and water management and reuse illustrate this commitment. Steel will continue to be a critical component of a reduced-carbon future and establishing our 2030 environmental goals focuses our company on areas where we can have the greatest impact and further contribute to that future.”

-     Mike Williams, president and chief executive officer

With oversight of our ESG strategy provided by our Board of Directors, we are committed to addressing areas where we can have the most impact and to making progress towards our long-term goals. We report on key ESG metrics, including providing disclosures in accordance with the Sustainability Accounting Standards Board (SASB) for our sector, and we are committed to communicating progress toward our ESG goals. See “Our commitment to sustainability” for additional information regarding ESG oversight and risk management, our materiality assessment and the pillars and focus areas of our ESG program.

Environmental stewardship – Our environmental efforts are focused on maintaining clean air, water and land, and complying with environmental rules and regulations by integrating material efficiency and conservation of energy and natural resources into our operations. We continue to seek opportunities to reduce the amount of waste we generate, increase recycling, and reduce energy consumption and emissions.

✓	Commitment to sound environmental management

TimkenSteel maintained ISO 14001(1) certifications for all of its domestic facilities which produce or process steel.	TimkenSteel completed its 4th consecutive year of consuming less raw water than the prior year.

TimkenSteel’s Greenhouse Gas Emissions are consistently less than the industry average.(2)	1.1 million tons of recycled scrap were melted in TimkenSteel’s electric arc furnaces in 2021.

(1)	ISO 14001 is an international standard that sets out the requirements for an environmental management system.
(2)

Global industry average data source: https://www.worldsteel.org/steel-by-topic/sustainability/sustainability-indicators.html. In addition to scopes 1 (direct) and 2 (indirect), global industry average GHG emissions may include scope 3 emissions. TimkenSteel data incorporates scopes 1 and 2 only as TimkenSteel has not created a scope 3 inventory. Global industry average includes all types of steel furnaces. Electric arc furnaces (EAFs) are widely acknowledged to be cleaner than blast furnaces and TimkenSteel produces steel only using EAFs.

✓	TimkenSteel is committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for GHG emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of GHG emissions, energy consumption and fresh water withdrawn as compared to a 2018 baseline. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped as compared to a 2018 baseline. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s Sustainability Accounting Standards Board (SASB) disclosure.

Beyond our 2030 environmental goals, TimkenSteel aspires to achieve carbon neutrality.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets enabled meaningful progress towards reducing greenhouse gas emissions.

Social Commitment – The health and safety of our employees is paramount. In addition to meeting that fundamental obligation, we strive to foster a culture that thrives on diversity, equity and inclusion, and operate our business as a good corporate citizen that supports our communities.

✓

Commitment to safety and health – TimkenSteel commits to being a safe and good place to work and seeks to achieve and maintain industry-leading safety performance through our Occupational Safety and Health Administration (OSHA) recordable rates and lost-time accident rates. A safety metric is included in the annual incentive compensation plan for all salaried employees. We aspire to achieve zero workplace injuries and are committed to improving our safety record year-over-year.

✓	Commitment to diversity, equity and inclusion – Our commitment to diverse perspectives fuels our success and has enabled us to deliver innovative solutions throughout our history.

•	We are committed to diversity at all levels of the organization: 44 percent of our Board members are women or racially or ethnically diverse.

•

We foster a culture that lends a variety of perspectives and expertise to our operations and reflects the communities in which we operate: our Employee Resource Groups (ERGs), centered around supporting the development of women and young professionals, the advancement of multicultural understanding, the recognition and integration of veterans, and maximizing employee wellbeing, provide networking, personal growth and professional development opportunities for all employees.

Governance and ethics – TimkenSteel is committed to promoting the long-term interests of shareholders and building public trust through good governance practices. We are committed to operating in accordance with the highest standards of ethics and integrity and maintaining robust programs focused on compliance.

✓	Commitment to good governance practices – The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓	Non-executive Chairman of the Board	✓	Independent Audit, Compensation and Nominating and Corporate Governance Committees
✓	All directors, other than Mr. Williams, are independent	✓	Regular executive sessions of independent directors at Board and committee meetings
✓	Annual Board and committee evaluations	✓	Majority voting policy in uncontested elections of directors
✓	Limits on director “overboarding”	✓	Mandatory retirement age of 75 for directors
✓	Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓	Annual review by Board of Directors of succession plans for CEO and key executives
✓	Related party transactions approval policy	✓	Anti-hedging and anti-pledging policies
✓	Robust share ownership and holding requirements for executive officers and directors	✓	Commitment to sustainability with Board of Directors’ oversight of environmental, social and governance (ESG) strategy
✓	Comprehensive director and employee code of conduct and ethics and compliance program	✓	Supplier Code of Conduct establishes expectations for ethical business practices in our global supply chain

Aligning pay with performance

Our compensation objectives and philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓    Recognizes people are our strongest asset

✓    Rewards results linked to short- and long-term performance (pay-for-performance)

✓    Positions pay affordably and competitively in the marketplace

✓    Drives a focus on increasing shareholder value

Named executive officer	Title

Michael S. Williams	President and Chief Executive Officer
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Kristine C. Syrvalin	Executive Vice President, General Counsel and Secretary
Kevin A. Raketich	Executive Vice President, Sales, Marketing & Business Development
William P. Bryan	Former Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline	Former Executive Vice President, Commercial Operations

Appointment of a new president and chief executive officer for 2021

On December 16, 2020, Michael S. Williams was named President and Chief Executive Officer effective January 1, 2021. In connection with his appointment, the Compensation Committee approved a compensation package and structure for Mr. Williams that is competitive with the market and best practices and weighted significantly towards variable and performance-based compensation. As such, in December 2020, the Compensation Committee recommended and the Board approved the following compensation package for Mr. Williams for his service as President and Chief Executive Officer:

•	an initial base salary of $800,000 per year;

•	a target award opportunity under the company’s annual performance award plan equal to 100 percent of base salary; and

•

beginning in 2022, eligibility for consideration of an annual grant under the company’s long-term incentive plan with a target value of $2,000,000 and comprised of at least 50 percent performance shares with the balance in time-based restricted stock units.

As an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams also was awarded a sign-on equity grant of 423,400 performance shares (representing a target value at grant of approximately $2,000,000) and 423,400 time-based restricted stock units (also representing a value at grant of approximately $2,000,000).

See “Compensation discussion and analysis — Analysis of 2021 compensation” for additional information.

2021 target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our named executive officers (“NEOs”) was allocated to variable compensation in 2021. The compensation structure approved for Mr. Williams as the company’s new President and Chief Executive Officer as of January 1, 2021, is weighted significantly towards variable and performance-based compensation, with more than 75 percent of his target total direct compensation designed to be at risk as variable compensation.

CEO	Other NEOs (average)

Pay and performance at a glance

We pay for performance, and our incentive compensation plans operated as intended across the organization in 2021. The company achieved strong adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted operating cash flow driven by an improved demand environment, higher melt utilization due to the consolidation of our melt shop capacity, and a continued focus on controlling costs with further streamlining of our organizational structure and administrative processes. Adjusted EBITDA and adjusted operating cash flow performance exceeded the maximum performance objectives established for 2021, resulting in a payout percentage on these metrics of 200 percent of target. Because the safety modifier was not achieved, this 200 percent payout percentage was multiplied by 95 percent to arrive at a total calculated payout under the annual incentive plan of 190 percent of target, validating that our pay-for-performance compensation plans operated as intended.

2021 Annual incentive plan

	Adjusted EBITDA(1)	Adjusted Operating Cash flow(2)	Safety modifier
Weighting	60%	40%	+/- 5%
Performance target	$74.1M	1H: $(12.6)M 2H: $25.0M	< 1.90 OSHA recordables; < 0.35 lost- time incident
Result	$247.3M	1H: $49.0M 2H: $166.1M	1.85 OSHA recordables; 0.32 lost-time incident
Metric performance	200%	200%	Not achieved(3)
Payout percentage	120%	80%	Multiplied by: 105% if achieved 95% if not achieved
Total calculated payout		190%

(1)

Please see “Compensation Discussion and Analysis – Analysis of 2021 compensation – 2021 Annual performance award decisions” for additional information, including how adjusted EBITDA is defined for incentive compensation plan purposes.

(2)

With respect to the adjusted operating cash flow metric, a target was established for two six-month periods in order to drive cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the two six-month periods. See “Compensation Discussion and Analysis – Analysis of 2021 compensation – 2021 Annual performance award decisions” for additional information, including how adjusted operating cash flow is defined for incentive compensation plan purposes.

(3)	While the target for OSHA recordables and lost time incidents was met, because the company failed to meet the threshold requirement of zero fatalities, the safety modifier was not achieved.

Total realizable compensation

The actual realizable compensation as compared to target compensation for our NEOs in 2021 reflects performance that substantially exceeded the targets for adjusted EBITDA and adjusted operating cash flow but failed to achieve the safety modifier, resulting in a payout of 190 percent of target on our 2021 annual incentive plan. The NEOs were paid accordingly; provided, however, with respect to each of Messrs. Williams and Westbrooks, the application of an individual performance multiplier of 110 percent (based on a performance rating of exceptionally achieving for 2021) resulted in a final payout equal to 209 percent of his target annual incentive opportunity. A year-over-year increase in the company’s common share price of more than 300 percent also contributed significantly to actual realizable compensation exceeding target. See “Compensation Discussion and Analysis – Analysis of 2021 compensation” for additional information.

Named executive officer(1)	Title	2021 Target compensation	2021 Realizable compensation(2)	Percent of target realizable

Michael S. Williams	CEO and President	$3,600,000	$16,444,200	457%
Kristopher R. Westbrooks	EVP and Chief Financial Officer	$1,387,350	$4,325,073	312%
Kristine C. Syrvalin	EVP, General Counsel and Secretary	$795,100	$1,629,780	205%
Kevin Raketich	EVP, Sales, Marketing & Business Development	$713,500	$1,718,359	241%

(1)

The table reflects realizable pay for NEOs serving as of December 31, 2021 with target compensation established for their positions as of that date. Messrs. Bryan and Moline are not included in this table as they were not NEOs as of December 31, 2021.

(2)

Realizable compensation for 2021 includes base salary paid, annual incentive plan payments for 2021 and long-term incentives (unvested restricted stock units and performance shares) assuming target performance for the performance shares granted for the 2020-2022 and 2021-2023 performance periods. The value of long-term incentives is based on the closing price of the company’s stock on December 31, 2021 of $16.50 per share.

Looking ahead in 2022

In 2021, shareholders approved the compensation of our NEOs with approximately 95 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs in recent years, and market data in its annual review of executive compensation plans. Based on this evaluation, for 2022 the Compensation Committee has determined to continue to focus the annual incentive plan on profitability, cash flow generation and safety, and to use relative total shareholder return, measured for the one-, two- and three-year periods within a three-year performance cycle, as the metric for the performance shares awarded under the company’s long term incentive plan. With respect to the form of long-term incentive plan awards for 2022, the Committee has determined that all long-term incentive grants made in 2022 will continue to be in the form of time-based restricted stock units and performance shares, with the long-term incentive mix for NEOs remaining approximately 50 percent time-based restricted stock units and 50 percent performance shares.

To better align with market, the Committee has determined to modify the payout structure for performance shares, beginning with the 2022–2024 performance cycle, by adding a 200 percent maximum payout opportunity if the company’s relative total shareholder return is at or above the 90th percentile of the identified peer group; provided, however, that regardless of the percentile performance achieved, if relative total shareholder return for the three-year performance period is negative, any resulting payout will be limited to 150 percent. Previously, the maximum payout opportunity available for the performance shares was 150 percent of the target number of performance shares awarded for achieving relative total shareholder return at or above the 75th percentile of the identified peer group.

Finally, in connection with the annual review of the compensation of the company’s President and CEO, in February 2022 the Compensation Committee recommended and the Board approved an increase in the target value of awards under the company’s long-term incentive plan for Mr. Williams from $2 million to $2.4 million annually. The Compensation Committee’s recommendation to increase the target value of Mr. Williams’ long-term incentive awards was based on a combination of factors, including a finding that the current target total direct compensation for the company’s President and CEO fell below the market median competitive range (as compared to peer group compensation data provided by the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC), and Mr. Williams’ exceptional performance as CEO since joining the company in January 2021. The mix of long-term incentives for Mr. Williams will remain unchanged in 2022, with 50 percent of the target value being awarded in the form of performance shares and the balance in time-based restricted stock units. Upon recommendation of the Committee and with the approval of the Board, there was no increase to either base salary or the target annual incentive opportunity for Mr. Williams for 2022.

Proposal 1

Election of directors

The company currently has nine members on its Board of Directors, divided into three classes for purposes of election, with three-year terms of office ending in successive years. Our Board of Directors is now composed of nine directors and one vacancy, with four directors in the class whose terms expire in 2022 and who are nominated for election at the 2022 annual meeting, three directors in the class whose terms expire in 2023, and two directors and one vacancy in the class whose terms expire in 2024. Terry L. Dunlap retired as a director effective December 31, 2021, leaving a vacancy in the class whose terms expire in 2024. Although this vacancy may continue to exist at or after the 2022 annual meeting, the Nominating and Corporate Governance Committee will continue to search for a qualified candidate to fill the vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors has nominated each of the following individuals for election as directors at the 2022 annual meeting of shareholders, to serve for a term of three years expiring at the 2025 annual meeting of shareholders or until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal): Diane C. Creel, Kenneth V. Garcia, Ellis A. Jones and Donald T. Misheff. Each of the nominees currently serves as a director and has agreed to continue serving if elected.

With respect to Messrs. Garcia and Jones, the Board first appointed each to serve as a director in August 2021, upon the recommendation of the Nominating and Corporate Governance Committee and with each having been identified for consideration as a candidate by incumbent independent members of the Board. In order to fill vacancies on the Board of Directors, the Nominating and Corporate Governance Committee facilitated a director search process, and several candidates were identified and interviewed in a formal evaluation process. Following the identification of each of Messrs. Garcia and Jones as potential candidates, members of the Board of Directors interviewed each candidate, and each candidate completed a questionnaire providing information relating to his experience, background and other factors. The Nominating and Corporate Governance Committee reviewed each candidate’s qualifications and recommended each be elected to the Board. Messrs. Garcia and Jones will each stand for election by shareholders for the first time at the 2022 annual meeting of shareholders.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than four nominees.

Directors are elected by a plurality of the votes cast. The four nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Nominating and Corporate Governance Committee and the Board of Directors will then consider the tendered resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the record date for up to four nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of the four nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than four nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees.

Our knowledgeable Board of Directors

Members of the TimkenSteel Board of Directors have diverse skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business affairs. These directors represent the interests of TimkenSteel’s stakeholders and help to drive strategic decisions for the company’s long-term success.

Diane C. Creel	●	●	●	●	●		●	●	●	●	●	●	●
Randall H. Edwards	●	●		●	●			●	●		●
Kenneth V. Garcia	●		●	●		●	●	●					●
Ellis A. Jones			●		●				●	●	●		●
Donald T. Misheff	●	●	●					●	●			●
Ronald A. Rice	●	●	●	●	●	●	●	●	●	●	●	●
Leila L. Vespoli		●	●	●	●		●	●		●	●		●
Michael S. Williams	●	●		●	●	●	●	●	●	●	●	●
Randall A. Wotring		●	●		●	●	●	●	●	●	●
* With respect to the members of our Board of Directors identified as diverse, two identify themselves as women, one as Hispanic/ Latino and one as Black.

Biographical information on each of the nominees and a description of his or her qualifications to serve as a director, as well as similar information about the other continuing directors, is provided in the pages that follow. All information is as of March 1, 2022, unless otherwise indicated.

Nominees for election to serve a three-year term expiring at the 2025 annual meeting of shareholders

Diane C. Creel

Age: 73

Term: Expires in 2022; director since 2014

Committee: Compensation (Chairperson)

Other public company boards: Ms. Creel has been a director of EnPro Industries, Inc. since 2009 and a director of AECOM Technology Corporation since February 2021. She was formerly a director and Chair of the Board of Allegheny Technologies Incorporated, and a director of Goodrich Corporation, URS Corporation and The Timken Company

Business experience: Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc. (a waste stream technology company using patented technologies), until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Kenneth V. Garcia

Age: 52

Term: Expires in 2022; director since 2021

Committee: Audit

Other public company boards: None

Business experience: Mr. Garcia is an executive fellow with Q2 Software Inc. (a financial experience company dedicated to providing digital banking and lending solutions to banks, credit unions, alternative finance, and fintech companies in the U.S. and internationally), a position he has held since November 2019. In this role, Mr. Garcia assists the board of directors and executive leadership team of Q2 Software with long-term planning related to M&A, talent and its product roadmap. Prior to his current role, Mr. Garcia co-founded and served as president of PrecisionLender from May 2009 through October 2019, when PrecisionLender was acquired by Q2 Software. Earlier in his career, he was chief financial officer and general counsel with Ecovation, Inc. (a waste stream technology company using patented technologies).

Ellis A. Jones

Age: 56

Term: Expires in 2022; director since 2021

Committee: Audit

Other public company boards: None

Business experience: Mr. Jones is vice president and chief sustainability officer with The Goodyear Tire and Rubber Company (a global manufacturer of tires and engineered products), a position he has held since October 2021. Prior to his current role, he served in various progressive leadership positions with Goodyear since 2003, including as vice president of global environmental, health, safety, sustainability and business continuity, senior director of global environmental, health, safety and sustainability, manufacturing director for its race tire division and finance director of its North American tire division. Mr. Jones also previously served as the finance director of office property and casualty insurance at Nationwide Mutual Insurance Company. He began his career in various finance roles with Goodyear.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales / marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources / compensation / industrial relations	Mergers and acquisitions	Global	ESG	Manufacturing operations	Metals industry experience	Diversity

Donald T. Misheff

Age: 65

Term: Expires in 2022; director since 2014

Committee: Audit (Chairperson)

Other public company boards: Mr. Misheff has been Non-Executive Chairman of the Board of FirstEnergy Corp. since 2018 and a director since 2012. He has been a director of Trinseo S.A. since 2015.

Business experience: Mr. Misheff was Managing Partner of the Northeast Ohio offices of Ernst & Young LLP (a public accounting firm), from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

Continuing directors

Randall H. Edwards

Age: 63

Term: Expires in 2023; director since 2015

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Edwards has been President and Chief Executive Officer of P2 Energy Services, LLC (formerly Premier Pipe, LLC) (a leader in the supply and management of engineered premium oil country tubular goods) since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco (a leading supplier of oil field drill stem components), including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed Wilson’s oil country tubular goods and its drill pipe product line.

Ronald A. Rice

Age: 59

Term: Expires in 2024; director since 2015

Committee: Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales / marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources / compensation / industrial relations	Mergers and acquisitions	Global	ESG	Manufacturing operations	Metals industry experience	Diversity

Leila L. Vespoli

Age: 62

Term: Expires in 2023; director since 2019

Committee: Audit

Other public company boards: None

Business experience: Ms. Vespoli retired from her position as Executive Vice President of Corporate Strategy, Regulatory Affairs and Chief Legal Officer of FirstEnergy Corp. (an electric utility headquartered in Akron, Ohio, whose subsidiaries are involved in the transmission, distribution and generation of electricity) in April 2019, a position which she had held since May 2016. Prior to that, she served as Executive Vice President, Markets and Chief Legal Officer from January 2014 through May 2016. She began her career with Ohio Edison, a predecessor company of FirstEnergy, in 1984 and served since 2000 in numerous executive leadership roles at FirstEnergy with a broad range of responsibilities in a highly complex and regulated industry.

Michael S. Williams

Age: 61

Term: Expires in 2024; director since 2021

Committee: None

Other public company boards: None

Business experience: Mr. Williams is the President and Chief Executive Officer of TimkenSteel Corporation, a position he has held since January 1, 2021. Prior to his current position, Mr. Williams was CEO of Bayou Steel Group (a U.S. producer of structural steel and merchant bar) from May 2019 to September 2019. Prior to joining Bayou Steel, Mr. Williams served as President Outokumpu Americas for Outokumpu Oyj (a global leader in the stainless steel industry) from 2015 to 2019. Before that, Mr. Williams held a number of leadership roles at US Steel Corporation (a Fortune 500 company and leading integrated steel producer) from 2006 to 2015, including Senior Vice President, North American Flat Rolled and, most recently, Senior Vice President, Strategic Planning and Business Development. Earlier in his career, Mr. Williams served as Vice President of Commercial Products at Special Metals Corporation (a leader in the invention, production and supply of high-nickel alloys) and, prior to that, as Chairman and Chief Executive Officer of Ormet Corporation (a manufacturer of foil, sheet, billet and other aluminum products).

Randall A. Wotring

Age: 65

Term: Expires in 2023; director since 2014

Committees: Compensation; Nominating and Corporate Governance (Chairperson)

Other public company boards: None

Business experience: Mr. Wotring retired from his position as Chief Operating Officer of AECOM Technology Corporation (a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world) in October 2020, a position he had held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales / marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources / compensation /industrial relations	Mergers and acquisitions	Global	ESG	Manufacturing operations	Metals industry experience	Diversity

Board of directors information

Meetings and committees

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During calendar year 2021, there were five meetings of the Board of Directors, six meetings of the Audit Committee, four meetings of the Compensation Committee and nine meetings of the Nominating and Corporate Governance Committee. All incumbent directors attended 75 percent or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors serving at the time of the annual meeting of shareholders should attend the annual meeting, and all such directors attended the 2021 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2021 and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2022 and thereafter.

Audit Committee

The Audit Committee has oversight responsibility with respect to the company’s independent auditor and the integrity of the company’s financial statements. The Audit Committee currently is composed of Donald T. Misheff (chairperson), Kenneth V. Garcia, Ellis A. Jones and Leila L. Vespoli. John P. Reilly served on the Audit Committee until May 5, 2021, and Randall H. Edwards served on the Audit Committee until August 12, 2021. Our Board of Directors has determined that each current or former member of the Audit Committee named above is financially literate and, during the term of their service on the Audit Committee, independent as defined in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors also has determined that Donald T. Misheff qualifies as an audit committee financial expert.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the company’s website at www.timkensteel.com.

Audit Committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as the critical audit matter addressed in the audit and the relevant financial statement accounts or disclosures that relate to the critical audit matter. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with the independent auditor such auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC.

Donald T. Misheff (Chairperson)

Kenneth V. Garcia

Ellis A. Jones

Leila L. Vespoli

Compensation Committee

The Compensation Committee establishes and administers the company’s policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee currently include Diane C. Creel (chairperson), Randall H. Edwards and Randall A. Wotring. Joseph A. Carrabba and Ronald A. Rice each served on the Compensation Committee until May 5, 2021, and Terry L. Dunlap served on the Compensation Committee from May 5, 2021 through December 31, 2021. Our Board of Directors has determined that each current or former member of the Compensation Committee named above is (or with respect to former members, at the time of their service on the committee, was) independent as defined in the listing standards of the New York Stock Exchange, and that no such member of the Compensation Committee has (or with respect to former members, at the time of their service on the committee, had) any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee also is (or with respect to former members, at the time of his service on the committee, was) a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the company’s website at www.timkensteel.com.

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers that are intended to align the interests of our executives and shareholders; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of management. The meetings are regularly attended by the President and CEO, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel and the Director, Total Rewards. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The company’s human resources department supports the Compensation Committee in its duties and the Committee may delegate to the human resources department and to other company personnel certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Committee has selected Meridian Compensation Partners, LLC (“Meridian”), to serve as its independent compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of directors. Meridian also provides market data directly to the Compensation Committee, which the Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” (“CD&A”) section of this proxy statement under the caption “Determining compensation for 2021 – Role of the compensation consultant.”

The Compensation Committee also plays an active role in our executive officer succession planning process by meeting regularly with senior management to ensure an effective succession process is in place and to discuss potential successors for executive officers.

Compensation Committee interlocks and insider participation

As noted previously, members of the Compensation Committee currently include Diane C. Creel (chairperson), Randall H. Edwards and Randall A. Wotring. Mr. Edwards began serving on the Committee on August 12, 2021. The following current or former directors also served as members of the Compensation Committee for some period of time during 2021: Joseph A. Carrabba (January 1, 2021 – May 5, 2021), Terry L. Dunlap (May 5, 2021 – December 31, 2021) and Ronald A. Rice (January 1, 2021 – May 5, 2021).

No director who served as a member of the Compensation Committee during 2021 is, or was during 2021, an officer or employee of the company. Further, with the exception of Mr. Dunlap, who served as Interim Chief Executive Officer and President of the company from October 9, 2019 through December 31, 2020, no director who served as a member of the Compensation Committee during 2021 was formerly an officer or employee of the company. All directors who served on the Compensation Committee during 2021 were independent as defined in the listing standards of the New York Stock Exchange during their time of service. Additionally, during 2021, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee or the TimkenSteel Corporation Board of Directors is, or was during 2021, an executive officer.

Compensation Committee report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2021. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the incorporation by reference of the CD&A in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its inclusion in this proxy statement for filing with the SEC.

Diane C. Creel (Chairperson)

Randall H. Edwards

Randall A. Wotring

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board’s standing committees. Members of the Nominating and Corporate Governance Committee currently include Randall A. Wotring (chairperson), Randall H. Edwards and Ronald A. Rice. Joseph A. Carrabba and John P. Reilly each served on the Nominating and Corporate Governance Committee until May 5, 2021, and Terry L. Dunlap served on the Nominating and Corporate Governance Committee from May 5, 2021 through December 31, 2021. Our Board of Directors has determined that each current or former member of the Nominating and Corporate Governance Committee named above is (or with respect to former members, at the time of their service on the committee, was) independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was proposed as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee periodically will review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the Committee will consider potential director candidates. While the Board has not adopted a formal policy, the Committee intends to include diverse candidates among the pool of potential candidates considered when seeking director candidates. As part of this process, the Committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the company’s website at www.timkensteel.com.

Director compensation

The compensation program under which non-employee directors were compensated for their services as directors during 2021 is summarized below. As noted previously, this program is reviewed periodically by the Compensation Committee and the Board to ensure that director compensation remains appropriate and competitive. No changes to our director compensation program were made for 2021.

Our non-employee director compensation program is intended to provide fair and competitive compensation and to align the interests of our non-employee directors with the interests of our shareholders. Key features of our non-employee director compensation program include the following:

•	A significant portion of non-employee director compensation is delivered through equity awards.
•	We provide a competitive annual cash retainer and additional retainers for committee chairs, but no meeting fees.
•

Overall director compensation is subject to a limit. Pursuant to our Amended and Restated 2020 Equity and Incentive Compensation Plan, the maximum aggregate value of compensation granted in any one calendar year to a non-employee director for his or her service as such may not exceed $500,000 (measured at the date of grant with equity awards valued for this purpose at grant date fair value for financial reporting purposes).

•	Our non-employee directors are subject to robust stock ownership guidelines (five times the annual cash retainer).
•	Directors are prohibited from pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. For 2021, the annual cash retainer for each non-employee director was set at $80,000.

An additional annual cash retainer of $90,000 was paid to the non-executive Chairman of the Board in 2021. Further, the chairperson of each standing committee of our Board of Directors was paid the following additional annual fees:

Committee	Chairperson Fee

Audit	$15,000

Compensation	$10,000

Nominating & Corporate Governance	$10,000

Any director also employed by the company is not paid any compensation for serving as a director.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders receives a grant of our common shares following the meeting. The common shares are granted as restricted stock units that vest on the first anniversary of the grant date. For 2021, the approximate target value of the grant for each non-employee director was $120,000.

A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of restricted stock units at the time of his or her election to the Board. These restricted stock units will vest on the first anniversary of the grant date.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested restricted stock units, in determining whether the director has met the ownership guidelines. As of March 1, 2022, each of the non-employee directors (except Mr. Jones, who was appointed as a director in August 2021) had achieved his or her ownership requirement.

Changes to director compensation for 2022

The Compensation Committee requested that Meridian, the independent compensation consultant engaged by the Compensation Committee, conduct a competitive market analysis of the company’s director compensation program relative to the same peer group of companies used by the company for benchmarking executive pay. After considering the results of this analysis, the Compensation Committee recommended and the Board approved the following changes to its compensation program for non-employee directors beginning in 2022:

•	the annual cash retainer for non-employee directors will increase from $80,000 to $90,000;
•	the additional annual fee paid to the chairperson of the Audit Committee will increase from $15,000 to $20,000; and
•	the additional annual fee paid to the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will increase from $10,000 to $15,000.

The other elements of the compensation program for non-employee directors described above, including stock compensation and the annual retainer for the non-executive Chairman of the Board, will remain the same as in effect for 2021.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the director. The deferred amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid in cash either in a lump sum or in installments. Stock compensation can be deferred to a future date and is payable, in a lump sum or installments, in shares plus an amount representing dividend equivalents, if any dividends are declared during the deferral period.

2021 Director compensation table

The following table provides details of non-employee director compensation in 2021:

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards(3) (4)	Total

Joseph A. Carrabba	$27,473	$0	$27,473

Diane C. Creel	$90,000	$124,701	$214,701

Terry L. Dunlap	$80,000	$124,701	$204,701

Randall H. Edwards	$80,000	$124,701	$204,701

Kenneth V. Garcia	$40,000	$133,032	$173,032

Ellis A. Jones	$40,000	$133,032	$173,032

Donald T. Misheff	$95,000	$124,701	$219,701

John P. Reilly	$61,813	$0	$61,813

Ronald A. Rice	$139,093	$124,701	$263,794

Leila L. Vespoli	$80,000	$124,701	$204,701

Randall A. Wotring	$86,566	$124,701	$211,267

(1)	Michael S. Williams, CEO and President, is not included in this table as he was an employee of the company throughout 2021 and received no additional compensation for his services as a director.

(2)

Joseph A. Carrabba and John P. Reilly each concluded their service on the Board of Directors effective May 5, 2021. Kenneth V. Garcia and Ellis A. Jones were appointed as directors effective August 12, 2021. The amount shown for Mr. Carrabba reflects the annual cash retainer payable to non-employee directors, prorated to reflect the days elapsed between January 1, 2021 and the date on which Mr. Carrabba’s service as a director concluded. The amount shown for Mr. Reilly reflects the annual cash retainer payable to non-employee directors, the additional retainer paid to the non-executive Chairman of the Board and the fee paid for service as Chair of the Nominating and Corporate Governance Committee, in each case prorated to reflect the days elapsed between January 1, 2021 and the date on which Mr. Reilly’s service as a director concluded. The amounts shown for Messrs. Garcia and Jones reflect the annual cash retainer payable to non-employee directors, prorated to reflect the calendar quarters during which each served as a director during 2021.

(3)

The amount shown for each director other than Messrs. Garcia and Jones is the grant date fair value of 9,585 restricted stock units awarded on May 5, 2021, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. With respect to Messrs. Garcia and Jones, the amount shown is the grant date fair value of 7,830 restricted stock units awarded on August 12, 2021, the date they were each appointed as a director, as computed in accordance with FASB ASC Topic 718. These awards have a one-year vesting period.

Messrs. Carrabba and Reilly were not awarded a grant of restricted stock units in 2021 as their service on the Board of Directors concluded immediately prior to the annual meeting of shareholders and, as such, they were not eligible for an award.

(4)

As of December 31, 2021, Messrs. Edwards, Misheff, Rice and Wotring and Mses. Creel and Vespoli each held 9,585 unvested restricted stock units, which are scheduled to vest on May 5, 2022, and Messrs. Garcia and Jones each held 7,830 restricted stock units, which are scheduled to vest on August 12, 2022.

As a result of Mr. Dunlap’s resignation from the Board of Directors on December 31, 2021, 3,994 of the 9,585 unvested restricted stock units awarded to him on May 5, 2021, were canceled. The remaining 5,591 unvested restricted stock units will vest on May 5, 2022.

No director had any outstanding company stock options.

Our commitment to sustainability

At TimkenSteel, we strive to operate responsibly and sustainably. Guided by our core values, we are dedicated to our founder’s unwavering belief in ethics, honesty and respect in everything we do. With respect to environmental, social and governance (ESG) performance, we are continuously evolving a program structure that is aligned with our business strategy and informed by established reporting standards and frameworks such as those from the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD). We believe regular, transparent communication with stakeholders about key areas of focus and our progress against established goals is pivotal to our success.

TimkenSteel’s ESG strategy consists of three focus areas:

Environmental Stewardship: Our commitment to environmental stewardship encompasses how we continuously seek to improve the efficiency and cleanliness of our electric arc furnace (EAF) operations while delivering quality products and services that help our customers compete. We employ proactive environmental practices that focus on maintaining clean air, water and land, and comply with environmental rules and regulations. Innovation, collaboration and stakeholder engagement are embedded within our environmental programs.

Social Commitment: Our social commitment begins with protecting the health and safety of our employees, customers and suppliers, and extends to fostering an inclusive environment in which our differences are celebrated, and everyone has the opportunity to grow and achieve their full potential. We are also inspired to make a positive impact in the communities where we live and work.

Governance and Ethics: We promote the long-term interests of shareholders and build public trust through good governance practices. This includes oversight of the ESG program by the full Board of Directors, which reviews ESG-related risks and opportunities annually.

Sustainability Accounting Standards Board disclosures

In April 2021, TimkenSteel published its inaugural SASB disclosures. The full report is available on the Sustainability page on our website at www.timkensteel.com.

ESG oversight and risk management

TimkenSteel’s Board of Directors oversees the company’s sustainability and ESG strategy. The Board conducts an annual review of the company’s ESG strategy, risks and opportunities. The Board and its committees review information relative to the company’s environmental and safety performance, as well as human resources and governance matters, on a regular basis. The following chart highlights some of these matters, including the Board and/or committee responsible and the frequency with which these matters are reviewed.

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Frequency of Review
Review of ESG strategy, risks and opportunities	X				Annually

Environmental
Greenhouse gas emissions	X				At least quarterly
Water usage	X				At least quarterly
Waste-to-landfill	X				At least quarterly
Reportable events	X				At least quarterly

Social
Safety
OSHA recordable case rates	X				At least quarterly
Lost time case rates	X				At least quarterly
Human Resources
Headcount			X		At least quarterly
Voluntary attrition			X		At least quarterly
Payroll costs			X		At least quarterly
Grievances filed by union			X		At least quarterly
Employee diversity			X		Annually
Succession planning			X		Annually

Governance
Ethics and compliance reports		X			Quarterly
Related party transactions				X	At least annually
Cybersecurity risks	X				At least annually
Disclosure controls and procedures		X			Quarterly
Executive compensation			X		At least annually
Director independence				X	At least annually
Board diversity/ skills and qualifications				X	At least annually
Board and committee evaluations	X	X	X	X	Annually
Enterprise risk management	X	X			Annually

At the management level, we have established a steering committee, comprised of senior-level leaders representing the company’s legal, finance, environmental, human resources, communications, manufacturing, engineering, supply chain and commercial organizations, with responsibility for, among other matters, sponsoring, informing and advising on high priority ESG topics through periodic materiality assessments; ensuring that goals are developed for high priority ESG topics; and sponsoring, approving and overseeing key sustainability projects. Core working groups are then established to lead individual high priority topics and projects, under the guidance and leadership of a steering committee sponsor. This governance structure facilitates the establishment of ESG priorities by the company’s senior management team (in alignment with the strategy set by the Board of Directors), with functional area experts throughout the company responsible for leading the projects to implement the established priorities.

Materiality assessment

TimkenSteel conducted an ESG materiality assessment in order to identify specific ESG and sustainability focus areas and ensure alignment with key external stakeholders. In conjunction with the company’s ESG core team and its internal audit function, the company facilitated an ESG materiality assessment with internal and external stakeholders including employees, investors, customers and suppliers. Utilizing the Morgan Stanley Capital International (MSCI) ESG landscape, participants were asked to identify their top environmental, social and governance concerns and then rank them in order of importance.

After collecting and analyzing responses from key stakeholders, the company determined the ESG matters that are most relevant and reasonably likely to impact the company’s financial condition, operating performance, strategy and financial planning and, accordingly, established the following pillars and focus areas for its ESG program.

Environmental stewardship

2030 environmental goals

In October 2021, TimkenSteel announced 2030 environmental goals – a critical milestone in the evolution of the company’s ESG program.

We committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for greenhouse gas emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of greenhouse gas emissions, energy consumption and fresh water withdrawn. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s Sustainability Accounting Standards Board (SASB) disclosure.

Beyond our 2030 environmental goals, TimkenSteel aspires to achieve carbon neutrality.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets enabled meaningful progress towards reducing greenhouse gas emissions.

Social commitment

In addition to our environmental targets, we are committed to health and safety and fostering a diverse, equitable and inclusive culture on our Board, in leadership and throughout our company.

Health and safety

At TimkenSteel, operating safely and responsibly remains a critical priority. We have rigorous safety policies and practices, which are supported by education, training, evaluation and enforcement, in an effort to ensure that our workspaces provide a secure environment for our employees. To reinforce the importance of operating safely and responsibly, a safety modifier is included in our annual incentive compensation plan for all salaried employees.

Diversity and inclusion

Our commitment to diverse perspectives fuels our success and has enabled us to deliver innovative solutions throughout the life of our business. We recognize that a diverse workforce and an inclusive, engaging culture is key to our continued business success. Within our organization, we maintain employee resource groups which further promote diversity and inclusion. TimkenSteel is also proudly involved in several organizations that promote and foster diversity and inclusion in our community and industry.

Compensation and total rewards

We provide competitive compensation programs to help meet the needs of our employees. Our programs are designed to support the profitable growth of our business; attract, reward and retain the talent we need to succeed; support the health and overall well-being of our employees; and reinforce a performance-based culture.

In addition to base compensation, we offer quarterly and annual incentive compensation, stock awards and participation in various retirement plans. Furthermore, our Company also provides employer-sponsored health and wellness benefits to our employees.

Employee retention

We seek to retain the best people by providing them with opportunities to grow, build skills and be appreciated for their contributions as they work to serve our customers. Our employees are critical to our success and are the reason we are able to execute at a high level. We believe a continuous focus on employee engagement will help us provide high quality products to our customers.

We diligently track our employee retention and management regularly evaluates our employees’ retention risk. For several years, the Company has aimed to maintain a voluntary turnover rate of 8% or less. For 2021, primarily as the result of a competitive labor market, we ended the year with a voluntary turnover rate of approximately 9%.

Employee training and development

We invest significant resources to develop talent with the right capabilities to deliver the growth and innovation needed to support our business strategy. We have designed curated training programs for employees at all levels in our SAP SuccessFactors learning software. For new managers, we have developed a rigorous training program to provide them with the resources needed to cultivate their skillset and aid them in becoming effective leaders in our business. TimkenSteel encourages our employees to constantly learn and grow and has aligned our performance management system to support this focus on continuous learning and development.

More information on TimkenSteel’s commitment to sustainability can be found on the Sustainability page of our website at www.timkensteel.com. As information regarding progress towards our ESG goals becomes available, we will also share this information on the Sustainability page of our website.

Corporate governance

Corporate Governance Guidelines

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com.

Code of Conduct

Being ethical and responsible is a core value of the company. As such, we hold ourselves to the highest ethical standards and recognize that we are all responsible for the company culture and for the impact that our practices have on society as a whole. Each of our employees and directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental, health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business. Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at www.timkensteel.com. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com.

Director independence

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors meet (or, in the case of former directors, met) those independence standards and that each of these individuals is (or, in the case of a former director, was) independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Joseph A. Carrabba (prior to the conclusion of his service as a director effective May 5, 2021), Diane C. Creel, Terry L. Dunlap (prior to the conclusion of his service as a director effective December 31, 2021), Randall H. Edwards, Kenneth V. Garcia, Ellis A. Jones, Donald T. Misheff, John P. Reilly (prior to the conclusion of his service as a director effective May 5, 2021), Ronald A. Rice, Leila L. Vespoli and Randall A. Wotring. There are no family relationships among any of our directors or executive officers.

Board leadership structure

The Board of Directors believes it is important to retain flexibility to allocate the responsibilities of the offices of the chairman and chief executive officer in a manner that is in the best interests of the company’s shareholders. In October 2019, the Board of Directors separated the positions of chairman and chief executive officer and appointed John P. Reilly as its non-executive chairman. Ronald A. Rice was appointed non-executive chairman upon Mr. Reilly’s retirement from the Board on May 5, 2021. Among other duties, the non-executive chairman presides over all meetings of the Board of Directors (including executive sessions of the independent directors), provides direction and input on agendas, schedules, and materials for Board meetings, acts as the Board of Directors’ liaison to senior management and is available for consultation and direct communications with major shareholders as appropriate.

At this time, the Board of Directors believes that the separation of the chairman and chief executive officer positions is in the best interests of shareholders because it allows the company’s chief executive officer to focus his time and energy on driving the company’s business, strategy and performance, while allowing the non-executive chairman to lead the Board of Directors in its fundamental role of providing advice, counsel and oversight to management regarding the company’s business, strategy and performance.

Annual board and committee evaluations

The Board, through the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to assess the effectiveness and performance of the Board. Each committee also conducts an annual self-evaluation to assess the effectiveness and performance of the committee.

The Nominating and Corporate Governance Committee designs and establishes the overall evaluation framework. The chairperson of the Nominating and Corporate Governance Committee leads the evaluation interviews and feedback for the Board and the Nominating and Corporate Governance Committee, while the chairpersons of the Audit Committee and Compensation Committee lead the interviews and feedback for their respective committees. One-on-one discussions are conducted with each director to obtain their assessment of the effectiveness and performance of the Board and each committee on which the director serves. The substance of the discussion is at the absolute discretion of the participants, but the Nominating and Corporate Governance Committee may provide an outline of topics in order to help focus the discussion. Discussion topics may include, among other matters, Board and committee composition and refreshment, including the process for identifying and evaluating potential candidates and whether the Board and committees have the appropriate mix of experience, skills, diversity and expertise; committee structure; peer reviews; conduct of Board and committee meetings, including timing, location, content and materials; identification of areas for increased or decreased focus by the Board and committees; and access to appropriate resources.

For the Board evaluation, a summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. Similarly, each committee reviews a summary of the results of its evaluation and reports the results to the Board. In response to feedback received during the board and committee evaluation process for 2021, actions are being taken to improve communications in between meetings of the Board, ensure sufficient time is allowed for meetings and executive sessions, and provide additional information on specified areas of focus.

Director tenure

As discussed in more detail under “Proposal 1 – Election of Directors,” pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results, which the Board of Directors may determine to reject. In addition, any director who experiences a change in primary occupation, position or business affiliation, including retirement, is required to tender a resignation to the Chairman, conditional upon acceptance by the Board of Directors. The Board may decline to accept any such resignation. In addition, the Board has implemented a policy that requires directors to retire from the Board of Directors at the first annual meeting of shareholders after reaching the age of 75, unless the Board approves an exception to this policy.

Director overboarding policy

Pursuant to our Corporate Governance Guidelines, directors may not serve on more than three other public company boards in addition to our Board of Directors. Any director who is also our Chief Executive Officer or other named executive officer may not serve on more than one additional public company board. The Board may approve exceptions to these limits. All of our current directors comply with our overboarding policy.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including operational, financial, legal, regulatory, human capital, information technology and cybersecurity, environmental and strategic risks, as well as the company’s processes for identifying, reporting and mitigating risks. Management and the Board have also discussed risks relating to the COVID-19 pandemic, and the impact of the pandemic on the company, and will continue to do so while the pandemic is ongoing. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking, as discussed further in the Compensation Discussion and Analysis. In addition, like all businesses, we also face threats related to cybersecurity, as we rely on information systems and the Internet to conduct certain business activities. In light of the pervasive and increasing threat from cyberattacks, the Board of Directors, with input from management, assesses the measures implemented by us to mitigate and prevent cyberattacks. The Board of Directors consults with management regarding ongoing cybersecurity initiatives, and requests management report to the Board of Directors periodically on their assessment of our cybersecurity program and risks.

Where the Board of Directors, directly or through a committee of the Board, has processes in place to oversee the management and assessment of non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

For additional information regarding oversight of ESG risks by the Board of Directors and its committees, see “ESG Oversight and Risk Management.”

Related party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;
•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;
•	investing in customers, suppliers or competitors that are not publicly traded;
•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;
•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;
•	using the company’s assets for personal gain;
•	using the company’s property other than in connection with our business; and
•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any such waivers for directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock

Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at www.timkensteel.com. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2021.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2021, the company purchased approximately $5,433,306 in products from, and sold approximately $11,646,696 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of March 1, 2022 and throughout 2021, Ellwood owned more than 5 percent of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

Anti-hedging policy

Our insider trading policies prohibit all employees (including our executive officers) and directors from engaging in any speculative transactions involving company stock or securities, including short sales; the purchase or sale of puts, calls or listed options; and other hedging transactions such as zero-cost collars and forward contracts. Additionally, certain employees (including our executive officers) and directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.

Beneficial ownership of common stock

The following table shows, as of March 1, 2022, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and current executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)

Diane C. Creel	84,656	*

Randall H. Edwards	75,845	*

Kenneth V. Garcia	29,411	*

Ellis A. Jones	—	—

Donald T. Misheff	79,247	*

Ronald A. Rice	107,108	*

Leila L. Vespoli	55,735	*

Randall A. Wotring	109,754	*

Michael S. Williams	—	—

Kevin A. Raketich	71,921	*

Kristine C. Syrvalin	38,358	*

Kristopher R. Westbrooks	84,253	*

William P. Bryan	79,248	*

Thomas D. Moline	119,119	*

All directors, nominees for director and current executive officers as a group(2) (4)(12 Individuals)	736,288	1.6%

*  Percent of class is less than 1%.

(1)   Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the named executive officers have been pledged as security.

(2)   The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)

Diane C. Creel	0	0

Randall H. Edwards	0	0

Kenneth V. Garcia	0	2,741

Ellis A. Jones	0	0

Donald T. Misheff	0	78,647

Ronald A. Rice	0	0

Leila L. Vespoli	0	54,655

Randall A. Wotring	0	61,269

Michael S. Williams	0	0

Kevin A. Raketich	51,120	0

Kristine C. Syrvalin	19,622	0

Kristopher R. Westbrooks	56,605	0

William P. Bryan	40,100	0

Thomas D. Moline	76,825	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before April 30, 2022, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. Including those listed (but not including Messrs. Bryan and Moline), all directors, nominees for director, and executive officers as a group have the right to acquire 127,347 shares on or before April 30, 2022, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.
(3)	Calculated using 46,381,672 shares as the number of common shares outstanding.
(4)

Shares beneficially owned by Messrs. Bryan and Moline are not included in the shares beneficially owned by all directors, nominees for director and executive officers as a group, as each of their service as an executive officer of the company ended on May 7, 2021. The number of shares reported for Messrs. Bryan and Moline is based on information disclosed in a Form 4 filed by each of Messrs. Bryan and Moline on May 11, 2021, as well as information available to the company concerning stock option exercise activity. Messrs. Bryan and Moline are no longer required to report holdings in the company’s securities pursuant to Section 16 of the Securities Act of 1933, as amended.

The following table provides information known to us about each beneficial owner of more than five percent of our common shares as of March 1, 2022, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class(6)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	7,270,893	15.7%
Ellwood Group, Inc.(2) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.2%
The Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,781,263	8.2%
State Street Corporation(4) State Street Financial Center 1 Lincoln Street Boston, MA 02111	2,850,078	6.1%
Dimensional Fund Advisors LP(5) 6300 Bee Cave Road Building One Austin, TX 78746	2,845,041	6.1%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. reported it is the beneficial owner of, and has sole dispositive power over, 7,270,893 of our common shares, with respect to which it has sole voting power over 7,194,014 shares and shared voting power over no shares.

(2)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group Inc. reported it is the beneficial owner of 3,781,263 of our common shares, with respect to which it has sole voting power over no shares, shared voting power over 49,273 shares, sole dispositive power over 3,725,478 shares and shared dispositive power over 55,785 shares.

(4)

Pursuant to a Schedule 13G filed with the SEC on February 10, 2022, State Street Corporation reported it is the beneficial owner of, and has shared dispositive power over 2,850,078 of our common shares, with respect to which it has shared voting power over 2,793,627 shares and sole voting power over no shares.

(5)

Pursuant to a Schedule 13G/A filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 2,845,041 of our common shares, with respect to which it has sole voting power over 2,773,184 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(6)	Calculated using 46,381,672 shares as the number of common shares outstanding.

Proposal 2

Ratification of selection of independent auditor

Appointment of independent auditor for 2022

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2022 fiscal year. Ernst & Young has served as TimkenSteel’s independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification, but our Board of Directors believes obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2022 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2022 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2022 fiscal year.

Services of independent auditor for 2021

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2020 and 2021:

	2021	2020
Audit fees(a)	$1,164,340	$1,141,665
Audit-related fees	—	—
Tax fees	—	—
All other fees(b)	—	113,000
Total fees	$1,164,340	$1,254,665

(a)

Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements and internal control over financial reporting, and the statutory audit performed in the UK. The audit fees also include professional services provided in connection with changes in accounting and accounting and financial reporting associated with non-recurring transactions and SEC filings.

(b)	All other fees consist of a capital markets project, which was pre-approved and discussed with the audit committee prior to performance of the service.

Audit Committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the Committee annually approves certain audit, audit-related and tax services that may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be specifically pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

Proposal 3

Approval, on an advisory basis, of named executive officer compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal and will review and consider the voting results when making future decisions regarding our executive compensation programs. We conduct this “say-on-pay” vote annually as we consider it to be a matter of good corporate governance. At the 2021 annual meeting of shareholders, the “say-on-pay” advisory vote passed with approximately 95% of votes cast in favor of our proposal. We anticipate that shareholders will next have the opportunity to vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2027 annual meeting of shareholders.

As we explain in the compensation discussion and analysis that follows, our executive compensation program is designed to attract, retain, motivate and reward our named executive officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value. We believe the compensation program for our named executive officers:

•	aligns the interests of our executives with those of our shareholders;
•	rewards executives for sustained, strong business and financial results; and
•	enables us to attract, retain and motivate the best talent.

We encourage you to review carefully the compensation discussion and analysis, the compensation tables, and related disclosures included in this proxy statement. They contain information about the processes the Compensation Committee follows and the factors it considers when determining compensation for our named executive officers. They also describe the elements of our executive compensation program and the 2021 compensation of our named executive officers.

Therefore, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2022 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting.

The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officer (“NEO”) compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering NEO compensation for 2021.

This CD&A focuses on the following individuals, whom we have determined to be the NEOs of TimkenSteel for 2021:

Named executive officer	Title

Michael S. Williams	President and Chief Executive Officer
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Kristine C. Syrvalin	Executive Vice President, General Counsel and Secretary
Kevin A. Raketich*	Executive Vice President, Sales, Marketing and Business Development
William P. Bryan*	Former Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline*	Former Executive Vice President, Commercial Operations

*Messrs. Bryan and Moline separated employment with the company effective May 7, 2021. Mr. Raketich was appointed Executive Vice President, Sales, Marketing and Business Development effective May 8, 2021.

Executive summary

Appointment of a new president and chief executive officer for 2021

On December 16, 2020, Michael S. Williams was named President and Chief Executive Officer effective January 1, 2021. In connection with his appointment, the Compensation Committee approved a compensation package and structure for Mr. Williams that is competitive with the market and best practices and weighted significantly towards variable and performance-based compensation. As such, in December 2020, the Compensation Committee recommended and the Board approved the following compensation package for Mr. Williams for his service as President and Chief Executive Officer:

•	an initial base salary of $800,000 per year;

•	a target award opportunity equal to 100 percent of base salary under the company’s annual performance award plan; and

•

beginning in 2022, eligibility for consideration of an annual grant under the company’s long-term incentive plan with a target value of $2,000,000 and comprised of at least 50 percent performance shares with the balance in time-based restricted stock units.

Finally, as an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams was awarded a sign-on equity grant of 423,400 performance shares (having a target value at grant of approximately $2,000,000) and 423,400 time-based restricted stock units (also having a value at grant of approximately $2,000,000).

Our 2021 business performance

In 2021, with a new CEO in place, TimkenSteel unveiled a refreshed vision –– harnessing the enduring power of steel to make the world a better place — and a mission to be an industry-leading provider of high-quality specialty steel, manufactured components and supply chain solutions and to deliver exceptional value to our customers, employees and shareholders. Our vision and mission are underscored by a common set of core values that guide our ethical behaviors, safety culture, and customer engagement, and five strategic imperatives, which provide a roadmap to achieving our vision and mission. These strategic imperatives are centered around attracting, retaining and empowering top talent, achieving sustainable profitable growth, thoughtfully pursuing new opportunities to enhance our portfolio of products and services, making ease of doing business a priority and advancing our commitment to environmental, social and governance (ESG).

Under the leadership of Mr. Williams, in 2021 the company continued its strategy to improve cash flow and profitability, with an objective of delivering sustainable through-cycle profitability and cash flow, while simultaneously navigating the challenges of the ongoing COVID-19 pandemic. We have worked collaboratively with employees, suppliers and the USW to ensure our workplaces remain safe, and our manufacturing employees have been diligent in following COVID-19 safety protocols, enabling our manufacturing facilities to continue to operate throughout the pandemic. After more than 15 months with most corporate office employees working remotely, we welcomed all employees back to the office in August 2021. At the same time, recognizing that many employees had shown they could be largely effective working remotely and understanding that flexibility is now a key element in attracting and retaining talent, the company introduced a new hybrid work policy. This policy generally allows corporate office employees to work a substantial portion of their work days remotely, while ensuring a minimum level of the face-to-face time that we believe is important in the culture of a manufacturing company to building the teamwork and collaboration needed to achieve our strategic imperatives.

During 2021, the company reported net sales of $1.3 billion, an increase of 54 percent from 2020, and delivered net income of $171.0 million, adjusted EBITDA of $245.9 million and strong operating cash flow of $196.9 million. These significantly improved results were driven by an improved demand environment, higher melt utilization due to the consolidation of our melt shop capacity, and a continued focus on controlling costs with further streamlining of our organizational structure and administrative processes.

With adjusted EBITDA and adjusted operating cash flow performance well in excess of 2021 targets, the variable compensation payout to employees was also delivered in excess of target at 190 percent, validating that our pay-for-performance compensation plans operated as intended.

2021 Net sales $1,282.9M Net income $171.0M (1) Adjusted EBITDA(2) $245.9M	as compared with	2020 Net sales $830.7M Net loss $61.9M (1) Adjusted EBITDA(2) $38.0M
(1)	Net income for 2021 and net loss for 2020 includes a gain of $20.1M in 2021 and a loss of $14.7M in 2020 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Pay for performance

At TimkenSteel, we believe in rewarding employees, including our NEOs, for helping the company achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to:

Executive Compensation Program Objectives:

✓ Align the interests of our executives and shareholders
✓ Reward executives for strong business and financial results
✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2021 reflects our financial results and demonstrates that our compensation plans pay for performance as intended.

•

The metrics established for our annual performance award plan (“APA plan”) for 2021 were (i) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and (ii) adjusted operating cash flow, with performance modifiers for achieving certain safety objectives and for individual performance.

•

Adjusted EBITDA and adjusted operating cash flow performance exceeded the maximum performance objectives established for 2021, resulting in a payout percentage on these metrics of 200 percent of target. Because the safety modifier was not achieved, this 200 percent payout percentage was multiplied by 95 percent to arrive at a total calculated payout under the APA plan of 190 percent of target, prior to application of the individual performance modifier.

•

This payout level under the APA plan reflected financial performance that was substantially improved as compared to 2020 and, generally, the best since the spinoff of the company in mid-2014. Performance was driven by an improved demand environment, higher melt utilization due to the consolidation of our melt shop capacity, and a continued focus on controlling costs with further streamlining of our organizational structure and administrative processes, resulting in profitability and operating cash flow that exceeded expectations in 2021.

•	As a result, our NEOs’ aggregate realizable compensation for 2021 was above established target compensation, further demonstrating our pay-for-performance alignment.

•	All performance shares granted to our NEOs prior to 2020, including grants for the 2019-2021 performance cycle, were forfeited as the threshold performance requirements have not been met.

2021 say-on-pay vote and 2022 executive compensation changes

In 2021, shareholders approved the compensation of our NEOs with approximately 95 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years and market data during its annual review of executive compensation plans. The Committee also considered the changes made to executive compensation programs in recent years, including:

•

simplifying the annual incentive plan by utilizing two commonly understood key performance metrics, adjusted EBITDA and adjusted operating cash flow, with performance modifiers for achievement of certain safety objectives and for individual performance;

•	implementing a relative total shareholder return calculation over a three-year performance cycle as the metric used to determine whether (and how many) performance shares are earned; and

•

eliminating stock options from the long-term incentive portfolio, with the 2021 long-term incentive grants for the NEOs consisting of 50 percent time-based restricted stock units and 50 percent performance shares, to align with market practice, award more performance-based compensation and eliminate unfavorable share utilization.

For 2022, the Compensation Committee has determined to continue to focus the annual incentive plan on profitability, cash flow generation and safety and to continue using relative total shareholder return, measured over a three-year performance cycle, as the metric for the performance shares awarded under the company’s long-term incentive plan. Additionally, the long-term incentive mix for NEOs will continue to consist of approximately 50 percent performance shares and 50 percent time-based RSUs.

To better align with market, the Committee has determined to modify the payout structure for performance shares, beginning with the 2022–2024 performance cycle, by adding a 200 percent maximum payout opportunity if the Company’s relative total shareholder return is at or above the 90th percentile of the identified peer group; provided, however, that regardless of the percentile performance achieved, if relative total shareholder return for the three-year performance period is negative, any resulting payout will be limited to 150 percent. Previously, the maximum payout opportunity available for the performance shares was 150 percent of the target number of performance shares awarded for achieving relative total shareholder return at or above the 75th percentile of the identified peer group.

Finally, in connection with the annual review of the compensation of the company’s President and CEO, in February 2022 the Compensation Committee recommended and the Board approved an increase in the target value of awards under the company’s long-term incentive plan for Mr. Williams from $2 million to $2.4 million annually. The Compensation Committee’s recommendation to increase the target value of Mr. Williams’ long-term incentive awards was based on a combination of factors, including a finding that the current target total direct compensation for the company’s President and CEO fell below the market median competitive range (as compared to peer group compensation data provided by the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC), and Mr. Williams’ exceptional performance as CEO since joining the company in January 2021. The mix of long-term incentives will remain unchanged in 2022, with 50 percent of the target value being awarded in the form of performance shares and the balance in time-based restricted stock units. Upon recommendation of the Committee and with the approval of the Board, there was no increase to either base salary or the target annual incentive opportunity for Mr. Williams for 2022.

Executive compensation highlights

What we do	What we don’t do
✓ Pay for performance	x Provide excise tax gross-ups
✓ Establish target pay based on market norms	x Re-price stock options
✓ Deliver total direct compensation primarily through variable pay	x Pay current dividends on any restricted stock units
✓ Set challenging short- and long-term incentive award goals	x Provide excessive perquisites
✓ Provide strong oversight and regular evaluation of compensation programs, taking into account shareholder feedback and market practices	x Reward executives without a link to performance or creation of shareholder value
✓ Maintain robust stock ownership requirements
✓ Include double-trigger vesting in the event of a change in control
✓ Adhere to an incentive compensation recoupment “clawback” policy
✓ Maintain anti-hedging and anti-pledging policies with respect to company stock
✓ Offer market-competitive benefits
✓ Consult with an independent advisor on pay

Our compensation philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders, to reward leaders for strong business results, and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓	Recognizes people are our strongest asset

✓	Rewards results linked to short- and long-term performance (pay-for-performance)

✓	Positions pay affordably and competitively in the marketplace

✓	Drives a focus on increasing shareholder value

Rewarding performance

TimkenSteel’s success depends largely on the contributions by motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay-for-performance is one of the four principles of our executive compensation philosophy. To ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to ensure that the opportunities and metrics drive desired business results, including for 2021:

•   Adjusted EBITDA;

•   Adjusted operating cash flow;

•   Safety; and

•   Relative total shareholder return.

The Compensation Committee uses a comprehensive process to assess company performance. We believe the metrics used in our incentive compensation plans focus management on the appropriate objectives for creating both short- and long-term shareholder value.

As had been contemplated, the compensation structure approved by the Compensation Committee for Mr. Williams as the company’s new President and CEO as of January 1, 2021, is weighted significantly towards variable compensation, with greater than 75 percent of his target total direct compensation designed to be at risk. Variable pay comprised between 57 percent and 68 percent of the target total direct compensation for the other NEOs.

The company’s approach to rewarding performance

Annual incentive

•   Reward achievement of short-term corporate and individual performance goals

Restricted stock units

•   Reward long-term value creation

•   Reinforce ownership in the company

•   Support retention of executives

Performance shares

•   Reward achievement of long-term financial results that drive value creation, measured based on performance relative to our peers

•   Link compensation to building long-term shareholder value

•   Reinforce ownership in the company

•   Support executive retention

Determining compensation for 2021

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The Committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the Committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	with respect to all NEOs other than the CEO, the CEO’s recommendations;
•	market data provided by the Committee’s independent compensation consultant; and
•	additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the company’s NEOs. With respect to the CEO, the Committee determines the compensation package for the CEO and then presents its recommendation to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	the CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy; and
•	the company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from our peer group and general market data as well as internal equity considerations.

For 2021, Mr. Williams (with input where appropriate from Mr. Dunlap, the company’s prior Interim CEO and President) discussed with the Committee his evaluation of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy and provided recommendations regarding base salary increases and long-term incentive grants. At the conclusion of the year, Mr. Williams again discussed with the Committee his evaluation of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy and provided recommendations regarding APA plan payouts for 2021 and, as applicable, base salary increases and long-term incentive grants for 2022 for the other NEOs.

Although these recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The Committee engages the services of an independent compensation consultant to add rigor in the review process and to provide insight into market trends. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders. The consultant also provides market data directly to the Compensation Committee for its use in determining compensation for NEOs and assessing board compensation.

The Committee has retained Meridian Compensation Partners, LLC as its independent compensation consultant.

In 2021, Meridian’s primary areas of assistance were:

•	gathering information related to current trends and practices in board of directors and executive compensation;

•	reviewing information developed by management for the Compensation Committee and providing its input to the Committee;

•	attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee chairperson and management between regularly scheduled meetings;

•	advising the Committee with respect to compensation matters related to the company’s President and CEO;

•	assisting the CEO and human resources leadership in determining compensation recommendations for the NEOs (other than the CEO); and

•	reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement.

While the consultant reports directly to the Compensation Committee, the Committee has authorized the consultant to interact with company management, as needed, on the Committee’s behalf. Meridian works with company management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the company.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with its consultant – including services provided, quality of services and associated fees – to ensure executive compensation consulting independence and effectiveness. As part of its annual evaluation of independence, the Committee considered information provided by Meridian, as well as information received from the company’s executive officers and directors regarding any actual, potential, or perceived conflicts of interest with Meridian. Based on the Committee’s review, the Committee believes that the work performed by Meridian during 2021 did not raise a conflict of interest and there were no facts or circumstances that brought its independence into question.

Elements of our executive compensation program

TimkenSteel’s executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives to foster improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation program for executives is designed to link compensation with the full spectrum of the company’s short- and long-term business goals. Our executive compensation program for 2021 consisted of the following elements:

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2021 include:

•  Adjusted EBITDA

•  Adjusted operating cash flow

•  Safety

•  Individual performance

Performance shares

Granted in the form of performance-based restricted stock units, the performance share award links executive compensation to building long-term shareholder value, balances short-term operating focus, and aligns executive management’s long-term financial interests with those of our shareholders. Average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, is used to determine whether (and how many) performance shares are earned. Performance shares earned are payable in shares at the conclusion of the three-year performance period.

Restricted stock units	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and savings	Helps attract and retain executive talent. NEOs receive retirement benefits through several plans: • Qualified and nonqualified defined contribution plans • Deferred compensation plan*
Other benefits	Helps attract and retain executive talent. NEOs are eligible to participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.
Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•  Economic stability

•  Death or disability payments

•  Double-trigger payments and benefits upon a qualifying termination of employment in the event of a change in control

* Effective December 31, 2021, the deferred compensation plan for salaried employees was frozen and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

Analysis of 2021 compensation

The following factors guided compensation decisions for 2021:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the President and CEO for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected by a compensation peer group as well as external executive compensation data, studies and trends.

Compensation peer group

In 2018, the Compensation Committee approved the adoption of a compensation peer group to serve as the primary benchmark in setting target compensation for the CEO and CFO beginning in 2019. In 2021, the Compensation Committee requested that its independent compensation consultant, Meridian Compensation Partners, LLC, review the previously adopted peer group to verify whether the current peers are appropriate on a go-forward basis. Upon completion of its review, Meridian advised that the current peer group remains appropriate and recommended no changes. This peer group consists of 18 steel and related-industry companies that are generally within an appropriate revenue and market capitalization range, as follows:

2021 Peer group companies

Allegheny Technologies Incorporated	L.B. Foster Corporation
Barnes Group	Materion Corporation
Carpenter Technology Corporation	NN, Incorporated
Century Aluminum Corporation	Olympic Steel, Incorporated
Columbus McKinnon Corporation	Ryerson Holding Corporation
Enerpac Tool Group Corp.*	Schnitzer Steel Industries, Incorporated
Harsco Corporation	SunCoke Energy, Incorporated
Haynes International Inc.	TriMas Corporation
Kaiser Aluminum Corporation	Worthington Industries, Incorporated

*Previously known as Actuant Corporation.

Guidelines for CEO and CFO salaries, annual incentives, long-term incentives and target total direct compensation are initially based on or near the 50th percentile of peer group data for those roles.

With respect to the other NEOs, external general industry surveys of compensation practices for positions with similar levels of responsibilities remains the primary benchmark for setting target compensation, with guidelines for salaries, annual incentives, long-term incentives and target total direct compensation for these NEOs initially based on or near the 50th percentile of general industry data. We did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

The company may provide target compensation above or below the 50th percentile for a particular position, based on factors such as the executive’s operating responsibilities, experience level, retention risk, tenure, internal equity and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	first, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and
•	second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the peer group or general industry data, as applicable, for comparable roles.

CEO compensation

As noted previously, Mr. Williams became President and CEO of the company effective January 1, 2021. The Compensation Committee approved a compensation package and structure for Mr. Williams that is competitive with the market and best practices and weighted significantly towards variable and performance-based compensation. As such, in December 2020, the Compensation Committee recommended and the Board approved the following compensation package for Mr. Williams for his service as President and CEO:

•	an initial base salary of $800,000 per year;
•	a target award opportunity equal to 100 percent of base salary under the company’s annual performance award plan; and
•

beginning in 2022, eligibility for consideration of an annual grant under the company’s long-term incentive plan with a target value of $2,000,000 and comprised of at least 50 percent performance shares with the balance in time-based restricted stock units.

As an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams was awarded a sign-on equity grant of 423,400 performance shares (having a target value at grant of approximately $2,000,000) and 423,400 time-based restricted stock units (also having a value at grant of approximately $2,000,000). See “Compensation discussion and analysis — Analysis of 2021 compensation — Long-term incentive award to new President and CEO” for additional information about the sign-on equity grant.

2021 CEO target pay mix

Base salary

Base salaries for the NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee typically determines base salary ranges for the CEO and CFO using the compensation peer group, and external surveys of salary practices for positions with similar levels of responsibility for the remaining NEOs. The Committee also reviews the NEOs’ base salaries annually in light of each officer’s performance, experience, leadership, current salary, internal equity and position in the salary range.

2021 Base salary decisions

In December 2020, the Compensation Committee recommended and the Board approved the initial base salary that would be payable to Mr. Williams upon commencement of his service as President and CEO of the company on January 1, 2021. The Compensation Committee also approved at that time the base salary that would be payable to Ms. Syrvalin upon her promotion to the position of Executive Vice President, General Counsel and Secretary effective January 1, 2021. In May 2021, the Compensation Committee approved a base salary increase for Mr. Raketich in connection with his promotion to the position of Executive Vice President, Sales, Marketing and Business Development effective May 8, 2021. Accordingly, the 2021 base salary amounts set forth in the table below reflect the base salaries established for Messrs. Williams and Raketich and Ms. Syrvalin at the time each was appointed as an executive officer of the company and continuing for the remainder of 2021. In establishing the base salary amounts for Mr. Raketich and Ms. Syrvalin, the Compensation Committee considered their expanded responsibilities as executive officers, tenure in their new roles and market data for comparable roles.

In February 2021, as part of the company’s annual compensation cycle, the Compensation Committee considered base salary increases for Messrs. Westbrooks, Bryan and Moline. Taking into account the NEO’s performance, peer group and market data for comparable roles, the scope of the NEOs’ responsibilities and retention considerations, the Compensation Committee determined to increase Mr. Westbrooks’ base salary effective March 1, 2021, while maintaining the base salaries for Messrs. Bryan and Moline at the levels in effect for 2020.

The following table shows the base salary in effect for each of the NEOs on December 31, 2020, and the 2021 base salary approved by the Compensation Committee (and, in the case of Mr. Williams, the Board) for each such NEO, as described above.

	2020 base salary(1)	2021 base salary	Percent increase
Michael S. Williams	N/A	$800,000	N/A
Kristopher R. Westbrooks	$423,987	$450,000	6%
Kristine C. Syrvalin(2)	$255,124	$300,000	18%
Kevin A. Raketich(2)	$276,139	$300,000	9%
William P. Bryan	$313,799	$313,799	0%
Thomas D. Moline	$313,799	$313,799	0%

(1)  2020 base salary reflects base salary in effect on December 31, 2020, and not base salary actually paid during calendar year 2020.

(2)  For Ms. Syrvalin and Mr. Raketich, the base salary increases from 2020 to 2021 reflect their promotions and appointments as executive officers of the company in 2021.

Annual incentive

The company’s annual incentive provides the NEOs the opportunity to earn rewards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the APA plan.

The Compensation Committee generally determines target award opportunity levels for the NEOs based on our compensation peer group for the CEO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, application of the safety modifier and the individual performance multiplier and the extent to which the Committee may use discretion to adjust the awards.

Performance measures factor the award between zero and 200 percent. A safety modifier is then applied to the total calculated payout, resulting in a five percent increase or decrease against the payout calculation depending on whether the safety metric is achieved (i.e., total weighted payout achieved on performance measures multiplied by 105 percent or 95 percent, as applicable). Finally, individual performance, as measured by the final performance rating assigned to an employee through the company’s performance management system, results in the application of an individual performance multiplier which is applied to the total calculated payout as adjusted for the safety modifier to determine the final APA payout awarded to an individual employee (i.e., total calculated payout as adjusted for the safety modifier multiplied by individual performance multiplier). For 2021, the individual performance multiplier was set at zero for employees receiving a performance rating of “not achieving,” 90% for employees receiving a performance rating of “partially achieving,” 100% for employees receiving a performance rating of “successfully achieving” and 110% for employees receiving a performance rating of “exceptionally achieving.” Taking into account the safety modifier and the individual performance multiplier, there was an absolute range from zero to 231 percent of the target award under the annual incentive plan for 2021.

Linking pay to performance

The Compensation Committee established adjusted EBITDA as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value. Adjusted operating cash flow was established as a secondary performance measure to encourage a focus on working capital discipline and cash generation to drive profitable growth, and a safety modifier reinforces our commitment to the health and safety of our people.

Annual incentive
Target opportunity as a percent of base salary
Michael S. Williams	100%
Kristopher R. Westbrooks	70%
Kristine C. Syrvalin	50%
Kevin A. Raketich	50%
William P. Bryan	50%
Thomas D. Moline	50%

2021 Annual performance award decisions

Payouts under the APA plan are determined by the following factors:

• earnings measured by adjusted EBITDA;

• adjusted operating cash flow;

• safety; and

• individual performance.

The following charts show performance targets and actual performance levels for each of the two financial metrics in the 2021 APA plan.

Dollars in millions. Payout percentage is expressed as the percent of target opportunity on a weighted basis.

The target performance objective for adjusted EBITDA was set significantly above 2020 results while the target performance objective for adjusted operating cash flow was set below 2020 results. The target performance objectives reflected expectations at the time these objectives were established in early 2021 for a modest improvement in volumes, given limited demand visibility, but with lower expected base sale prices, accompanied by continued market uncertainty driven by the ongoing COVID-19 pandemic. In light of these expectations, the Compensation Committee felt that the target performance objectives established for both adjusted EBITDA and adjusted operating cash flow would be challenging, but attainable.

As a result of a dramatic economic recovery in the U.S., significantly improved demand environment for our products, higher melt utilization due to the consolidation of our melt shop capacity, and a continued focus on controlling costs with further streamlining of our organizational structure and administrative processes, profitability and operating cash flow significantly exceeded expectations in 2021. Actual performance on the adjusted EBITDA metric of $247.3 million was above the maximum performance objective, resulting in a payout calculation of 200 percent of target on an unweighted basis. With respect to the adjusted operating cash flow metric, a target was established for the first half and the second half of the year in order to drive cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the two six-month periods. Actual adjusted operating cash flow of $49.0 million in the first six-month period and $166.1 million in the second six-month period exceeded the maximum performance objectives established for these periods. The adjusted operating cash flow performance was driven by higher than planned profitability combined with continued working capital discipline. This resulted in a final payout calculation on the adjusted operating cash flow metric of 200 percent of target on an unweighted basis.

With respect to the safety metric, the company ended the year with an OSHA recordable rate of 1.85 and a lost time incident rate of 0.32, meeting the objective of an OSHA recordable rate of less than 1.90 and a lost-time incident rate of less than 0.35. However, because the company failed to meet the threshold requirement for the safety modifier of zero fatalities in 2021, the safety modifier component of the APA plan was not achieved, resulting in the application of a 5 percent decrease against the total payout calculation. Accordingly, the 200 percent of target payout percentage achieved (on a weighted basis) based on performance on the adjusted EBITDA and adjusted operating cash flow metrics was multiplied by 95 percent (reflecting the 5 percent decrease) to arrive at a total calculated payout for the 2021 APA plan of 190 percent of target.

For the 2021 APA plan, the adjusted EBITDA metric was defined as EBITDA excluding mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. With respect to the adjusted operating cash flow metric, as noted previously, a target was established for the first half and the second half of the year, with the final payout calculated as the average of the calculated payouts for these two six-month periods. The adjusted operating cash flow metric was defined as net cash provided or used by operating activities (or operating cash flow) excluding changes in other current assets and other current liabilities, cash provided or used by financing activity, taxes, interest and capital expenditures; changes in applicable accounting principles, tax laws or regulations; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. As noted above, the safety metric was defined as an OSHA recordable rate less than 1.90, a lost time incident rate less than 0.35, and zero fatalities. Achievement of the safety metric would result in the application of a five percent increase against the total payout calculation (i.e., weighted payout achieved multiplied by 105 percent), while failure to achieve the safety metric would result in the application of a five percent decrease against the total payout calculation (i.e., weighted payout achieved multiplied by 95 percent).

	2021 Annual incentive payouts
	Target opportunity as a percent of base salary	2021 Award
Michael S. Williams	100%	$1,672,000
Kristopher R. Westbrooks	70%	$652,008
Kristine C. Syrvalin	50%	$285,000
Kevin A. Raketich	50%	$269,124
William P. Bryan	50%	$105,580
Thomas D. Moline	50%	$105,580
* The payouts to Messrs. Bryan and Moline were calculated based on salary paid through May 7, 2021, the date on which each of them terminated employment with the company.

The payout awarded to each of the eligible NEOs under the APA plan for 2021 was calculated as ((x) times (y)) times (z), where (x) is equal to the target opportunity percentage for such NEO (as set forth in the table above) multiplied by the salary paid to such NEO during 2021, (y) is equal to 190 percent, the payout earned on performance against the metrics established for the 2021 APA plan and (z) is equal to the individual performance multiplier for the NEO determined by reference to the final performance rating of “not achieving,” “partially achieving,” “successfully achieving” or “exceptionally achieving” assigned to the NEO for 2021. Messrs. Raketich, Bryan and Moline and Ms. Syrvalin were each assigned a final performance rating of “successfully achieving” for 2021, resulting in an individual performance multiplier of 100 percent, while Messrs. Williams and Westbrooks were each assigned a final performance rating of “exceptionally achieving” for 2021, resulting in an individual performance multiplier of 110 percent.

With respect to Mr. Williams, the Compensation Committee recommended, and the Board approved, a final performance rating of “exceptionally achieving.” In arriving at this performance rating, the Compensation Committee and the Board considered, among other things, Mr. Williams’ performance in establishing a new leadership team and developing and driving the execution of the company’s strategy to improve cash flow and profitability, delivering adjusted EBITDA and operating cash flow results that far exceeded expectations, with record operating cash flow and the highest adjusted EBITDA since 2014. With respect to Mr. Westbrooks, Mr. Williams recommended, and the Compensation Committee approved, an APA payout reflecting a final performance rating of “exceptionally achieving” for Mr. Westbrooks for 2021. In arriving at this performance rating, Mr. Williams noted, among other things, Mr. Westbrooks’ outstanding performance in developing the capital allocation strategy, as well as driving working capital discipline, which was a significant contributor to the record operating cash flow results achieved in 2021.

The Compensation Committee did not make any discretionary adjustments to the APA plan awards that were earned based on the achievement of the financial metrics and the application of the safety modifier and individual performance modifier described above.

For information about annual incentive opportunities awarded to each of the NEOs in 2021, see the “2021 Grants of plan-based awards table.”

Long-term incentives

Beginning in 2021, the Compensation Committee determined to eliminate stock options from the long-term incentive grant portfolio to align with market practice, award more performance-based compensation and eliminate unfavorable share utilization. Accordingly, two different types of long-term incentive grants were awarded to the NEOs in 2021:

•

Performance shares, which are performance-based restricted stock units generally earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return, as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, with any earned units payable in shares at the conclusion of the three-year performance period. This design is intended to encourage and reward NEOs for rapid and sustained shareholder value creation.

•	Restricted stock units, which generally “cliff” vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price.

For the participating NEOs, the Compensation Committee approved a 50/50 mix of performance shares and restricted stock units to focus the NEOs on creation of long-term shareholder value, while addressing retention considerations.

Long-term incentive mix
Performance-based	Time-based
Performance shares	Restricted stock units
50%	50%

Mr. Williams was not eligible for long-term incentive grants in 2021, and instead, upon commencement of his service as President and CEO in January 2021, he was awarded an inducement equity grant that was allocated 50 percent to performance shares and 50 percent to time-based restricted stock units. Mr. Williams became eligible for long-term incentive grants beginning in 2022.

The Compensation Committee believes these grants, in total, provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is at risk and linked directly to the price of the company’s common stock. For restricted stock units, value rises or falls depending on stock price performance. For performance shares, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, is used to determine whether (and how many) performance shares are earned, with any earned awards payable in shares at the conclusion of the three-year performance period.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2021 Long-term incentive decisions

	Long-term incentives(2)
	Target grant opportunity(1)	Number of restricted stock units	Value of restricted stock units(3)	Number of performance shares	Value of performance shares (at target)(3)	Total value of award
Kristopher R. Westbrooks	135%	40,400	$348,248	40,400	$447,228	$795,476
Kristine C. Syrvalin	85%	22,400	$193,088	22,400	$247,968	$441,056
William P. Bryan	85%	17,100	$147,402	17,100	$189,297	$336,699
Thomas D. Moline	85%	17,100	$147,402	17,100	$189,297	$336,699
(1)	As a percentage of base salary midpoint, as reflected in the compensation peer group data or external surveys of general industry data, whichever is applicable.
(2)

Mr. Williams is not included in this table as the long-term incentives awarded to him are discussed below. Mr. Raketich is also not included in this table as no long-term incentive grants were awarded to him in connection with or following his appointment as an executive officer of the company in May 2021.

(3)

The value of restricted stock units is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of restricted stock units granted. The value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

The target value for each grant is converted to a number of shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average closing price over the five trading days immediately preceding the March 1, 2021 grant date in determining the number of shares to be granted in 2021.

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Long-term incentive award to new President and CEO

As an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams was awarded a sign-on equity grant of performance shares with a target value of $2,000,000 and time-based restricted stock units with a value of $2,000,000. These equity awards were granted on January 5, 2021 and consisted of 423,400 time-based restricted stock units which generally will vest in full on January 5, 2024 (a three-year “cliff” vesting period), and 423,400 performance shares which will vest based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively. Payouts for each of the three “nested” performance periods for the performance shares will range from 0 percent payout for achievement below the 25th percentile, 50 percent payout for achievement at the 25th percentile, 100 percent payout for achievement at the 50th percentile, 150 percent payout for achievement at or above the 75th percentile, and payout based on interpolation between levels above the threshold level. The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance shares earned and payable in shares at the conclusion of the three-year performance period.

Restricted stock units

Restricted stock units represent an interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about time-based restricted stock units awarded to the NEOs in 2021, see the “2021 Grants of plan-based awards table.”

Performance shares

Performance shares are performance-based restricted stock units earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan to support rapid and sustained shareholder value creation. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31.

A payout will be calculated based on performance for each of the three nested performance periods. For any payout to be earned for a nested performance period, relative total shareholder return must be achieved at least at the 25th percentile of the identified peer group. If the 25th percentile performance level is not attained, then no payout will be earned. The payout earned could range from 50 percent to 150 percent of the target number of performance shares awarded, based upon actual performance for the performance period, as follows:

Level	Performance (Percentile)	Payout (Percent of Target)
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance shares earned and payable in shares at the conclusion of the three-year performance period.

2021-2023 performance cycle. For the first performance period ended December 31, 2021, relative total shareholder return was achieved at the 100th percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the first “nested” performance period in the 2021-2023 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

For information about performance shares awarded to the NEOs in 2021, see the “2021 Grants of plan-based awards table.”

2020-2022 performance cycle. For the first performance period ended December 31, 2020, relative total shareholder return was achieved at the 25th percentile of the identified peer group, resulting in a preliminary payout calculation of 50 percent of target for the first “nested” performance period in the 2020-2022 performance cycle. For the second performance period ended December 31, 2021, relative total shareholder return was achieved at the 81st percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the second “nested” performance period in the 2020-2022 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

Retirement and other benefits

Retirement income programs
The company maintains both qualified and nonqualified retirement income programs as a retention tool. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they may also participate in the company’s nonqualified retirement income programs, where applicable. The company currently provides retirement income through several types of plans:	The company’s retirement and other benefit programs support the objective of our executive compensation program to attract and retain executive talent.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions and company matching contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

The company maintains frozen qualified and nonqualified defined benefit plans that provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Messrs. Bryan, Moline and Raketich participate is the supplemental executive retirement program for executive officers (“SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. In November 2019, the qualified and nonqualified defined benefit plans were amended to provide that no additional benefits would accrue for any remaining active participants after December 31, 2020. Messrs. Williams and Westbrooks and Ms. Syrvalin are not eligible to participate in the defined benefit plans. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. Pension values also are influenced by external factors and actuarial assumptions. See “Compensation of executive officers — Pension benefits” for additional information.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred compensation

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2021, none of the NEOs earned “above-market” interest as defined by the Securities and Exchange Commission.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The value of the deferred compensation program is quantified each year and the program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Effective December 31, 2021, the deferred compensation plan for salaried employees was frozen and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

Historically, the company’s executive officers received certain perquisites including financial counseling and tax preparation assistance, executive physicals and spousal travel benefits. The financial counseling and tax preparation assistance and spousal travel benefits were discontinued at various dates on or before April 30, 2020, and the executive physicals were discontinued effective January 1, 2021.

The company does not provide tax gross-ups for benefits to executives. The value of these benefits, if any, is reflected in the “All other compensation” column in the “2021 Summary compensation table.”

Severance agreements

In addition to retirement income programs described above, the company may provide termination-related payments to individual executives through severance agreements, in the event of involuntary termination without cause, whether before or after a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Compensation Committee’s consultant. Severance pay was established as a multiple of base salary and annual incentive compensation. The Committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios for NEOs” table below.

On May 5, 2021, the Board approved the separation from employment for William P. Bryan, Executive Vice President, Manufacturing and Supply Chain, and Thomas D. Moline, Executive Vice President, Commercial Operations, in each case effective May 7, 2021. In connection with their separations from the company, Messrs. Bryan and Moline were each entitled to receive the compensation and benefits for a “termination without cause” under the terms of a severance agreement previously entered into with the company. For additional information about compensation paid to and benefits available to Messrs. Bryan and Moline as a result of the termination of their employment, see “Potential payments upon termination or change in control” and the “Termination scenarios for NEOs” table below.

Other compensation program features

Stock ownership guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. The Compensation Committee has established guidelines of six-times base salary for the company’s CEO, three-times base salary for the CFO and two-times base salary for the other NEOs.

Linking compensation to stock performance

Robust stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

In determining whether an executive has met the applicable ownership targets, the company considers all shares owned by the executive plus deferred shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of March 1, 2022, each of the NEOs had achieved the established guideline. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Clawback provisions

The company maintains specific policies regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. These provisions apply to both short- and long-term incentive programs whereby, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax accounting rules and regulations

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executive officers) to the extent such compensation exceeds $1 million per executive in any fiscal year. Effective for tax years beginning after December 31, 2017, the exemption for performance-based compensation from the deduction limitation of Section 162(m) was repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such, certain compensation paid to covered individuals in excess of $1 million may not be deductible.

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation of named executive officers

2021 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2021, 2020 and 2019, as applicable:

Name and principal position	Year	Salary	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and nonqualified deferred compensation earnings(4)	All other compensation(5)	Total

Michael S. Williams	2021	$800,000	$4,593,890	$0	$1,672,000	$0	$95,948	$7,161,838

CEO and President

Kristopher R. Westbrooks	2021	$445,665	$795,476	$0	$652,008	$0	$22,684	$1,915,833

Executive Vice	2020	$370,148	$479,743	$185,090	$264,693	$0	$13,141	$1,312,815

President and Chief	2019	$401,807	$425,790	$183,374	$0	$0	$24,130	$1,035,101

Financial Officer

Kristine C. Syrvalin	2021	$300,000	$441,056	$0	$285,000	$0	$17,995	$1,044,051

Executive Vice

President, General

Counsel and Secretary

Kevin A. Raketich	2021	$292,585	$254,001	$0	$269,124	$0	$16,955	$832,665

Executive Vice President,

Sales, Marketing & Business Development

William P. Bryan	2021	$111,137	$336,699	$0	$105,580	$298,860	$670,625	$1,522,901

Former Executive Vice President,	2020	$273,951	$180,512	$78,273	$127,210	$218,000	$14,662	$892,608

Manufacturing and Supply Chain	2019	$297,405	$180,525	$77,560	$0	$275,000	$22,644	$853,134

Thomas D. Moline	2021	$111,137	$336,699	$0	$105,580	$0	$664,643	$1,218,059

Former Executive Vice President,	2020	$273,951	$180,512	$78,273	$127,210	$234,000	$14,046	$907,992

Commercial Operations	2019	$297,405	$180,525	$77,560	$0	$270,000	$15,699	$841,189

(1)

The amounts shown in this column represent, for 2021, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units granted to Mr. Williams on January 5, 2021, and to Messrs. Westbrooks, Raketich, Bryan and Moline and Ms. Syrvalin on March 1, 2021; and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Mr. Williams on January 5, 2021, and to Messrs. Westbrooks, Raketich, Bryan and Moline and Ms. Syrvalin, on March 1, 2021, assuming target achievement of the established performance objectives, which was the probable outcome on the grant date. Should performance equal or exceed the maximum goals for these 2021 performance shares, the grant date fair value for such awards would be as follows: Mr. Williams - $3,283,467; Mr. Westbrooks - $522,372; Ms. Syrvalin - $289,632; Mr. Raketich - $166,797; Mr. Bryan - $221,103 and Mr. Moline - $221,103.

The restricted stock units granted to Mr. Williams generally will vest in full on January 5, 2024, while the restricted stock units granted to Messrs. Westbrooks and Raketich and Ms. Syrvalin generally will vest in full on March 1, 2024, in each case provided the named executive officer remains continuously employed by the company through that date. As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 7,600 of the 17,100 restricted stock units awarded to each of them in 2021 were canceled. The remaining 9,500 restricted stock units for each will vest on March 1, 2024.

For the performance shares awarded in 2021 to Messrs. Williams, Westbrooks, Raketich, Bryan and Moline and Ms. Syrvalin, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, will be used to determine whether (and how many) performance shares are earned for the full 2021–2023 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2023, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 6,650 of the 17,100 performance shares awarded to each of them were canceled. Any portion of the remaining 10,450 performance shares earned by Messrs. Bryan and Moline (based on achievement of the established performance objectives for the 2021-2023 performance period) will vest following the conclusion of the three-year performance period on December 31, 2023 at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

(2)

The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options generally vest at a rate of 25 percent per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The company did not grant any stock options in 2021.

As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 17,550 options and 3,500 options granted to each of them on March 2, 2020 and February 15, 2019, respectively, were canceled and all remaining unvested options granted in 2018, 2019 and 2020 were vested.

(3)

The amounts shown in this column for 2021 represent cash payouts earned under the TimkenSteel Corporation Annual Performance Award plan for Messrs. Williams, Westbrooks, Raketich, Bryan and Moline and Ms. Syrvalin. For additional information, see “Analysis of 2021 compensation – Annual incentive – 2021 Annual performance award decisions” in the Compensation Discussion and Analysis section of this proxy statement.

(4)

The amounts shown in this column for 2021 represent the difference between the amounts shown in the “2021 Pension benefits table” as of December 31, 2021, and those amounts calculated as of December 31, 2020. The amounts were calculated using the same assumptions used in 2020 and included in the footnotes of the “2021 Pension benefits table,” except that the calculations as of December 31, 2021 utilized (a) a discount rate of 3.04 percent (while a discount rate of 2.77 percent was used for the calculation as of December 31, 2020) and (b) updated mortality statistics consistent with the 2021 mortality projection scale of the Society of Actuaries. The increase in value of $298,860 for Mr. Bryan is comprised of an increase of $335,860 from the change due to the actual election taken, an increase of $9,000 due to age, and an increase of $3,000 from the use of the updated mortality projection scale, offset by a decrease of $49,000 from the use of the higher discount rate. The actual negative change in pension value for Messrs. Moline and Raketich are $(13,000) and $(26,000), respectively. Messrs. Williams and Westbrooks and Ms. Syrvalin are not eligible for company-paid pension benefits. For additional information, please see “2021 Pension benefits table” in this proxy statement.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see the discussion below under “Pension benefits.”

(5)	The amounts shown in this column for 2021 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan and core DC program(b)	Annual company contribution to post-tax savings benefit(c)	Annual life insurance premium (company paid)	Life insurance(d)	Other(e)
Michael S. Williams	$13,050	$16,950	$0	$5,948	$60,000
Kristopher R. Westbrooks	$18,434	$3,825	$0	$425	$0
Kristine C. Syrvalin	$17,426	$0	$0	$569	$0
Kevin A. Raketich	$13,050	$2,806	$0	$1,099	$0
William P. Bryan	$8,372	$0	$0	$740	$661,513
Thomas D. Moline	$2,648	$0	$0	$482	$661,513

(a)	The company does not provide tax gross-ups for executive benefits.

(b)

The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees. “Core DC program” refers to the core defined contribution program for salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company (the company’s former parent company)

equaled less than 50 as of December 31, 2003. In 2021, Mr. Westbrooks and Ms. Syrvalin received core DC program contributions in the amounts of $5,384 and $6,176, respectively. These payments accrued to their benefit based on 2020 earnings and service but were made in the second quarter of 2021 in accordance with the terms of the SIP plan. Effective January 1, 2021, core DC contributions have been eliminated as a benefit.

(c)

The “Post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one time their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(e)

The amount shown for Mr. Williams represents personal benefits received as a result of his appointment as President and CEO on January 1, 2021, including a one-time cash payment in the amount of $60,000 to assist with the costs of relocating to Canton, Ohio. No other relocation benefits were provided. For each of Messrs. Bryan and Moline, the amount shown reflects payments made as a result of the termination of his employment on May 7, 2021 and in accordance with the Severance Agreement which he previously entered into with the company. For additional information, see “Potential payments upon termination or change in control.”

2021 Grants of plan-based awards table

The following table sets forth information concerning potential awards payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2021:

Name	Approval date	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	Grant date fair value of stock and option awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Michael S. Williams	12/16/2020	3/1/2021 APA(1)	$0	$800,000	$1,600,000

	12/16/2020	1/5/2021 RSUs(2)							423,400	$2,188,978

	12/16/2020	1/5/2021 Perf RSUs(3)				211,700	423,400	635,100		$2,404,912

Kristopher R. Westbrooks	2/9/2021	3/1/2021 APA(1)	$0	$311,965	$623,929

	2/9/2021	3/1/2021 RSUs(2)							40,400	$348,248

	2/9/2021	3/1/2021 Perf RSUs(3)				20,200	40,400	60,600		$447,228

Kristine C. Syrvalin	2/9/2021	3/1/2021 APA(1)	$0	$150,000	$300,000

	2/9/2021	3/1/2021 RSUs(2)							22,400	$193,088

	2/9/2021	3/1/2021 Perf RSUs(3)				11,200	22,400	33,600		$247,968

Kevin A. Raketich	2/9/2021	3/1/2021 APA(1)	$0	$146,293	$292,585

	2/9/2021	3/1/2021 RSUs(2)							12,900	$111,198

	2/9/2021	3/1/2021 Perf RSUs(3)				6,450	12,900	19,350		$142,803

William P. Bryan	2/9/2021	3/1/2021 APA(1)	$0	$55,569	$111,137

	2/9/2021	3/1/2021 RSUs(2)							17,100	$147,402

	2/9/2021	3/1/2021 Perf RSUs(3)				8,550	17,100	25,650		$189,297

Thomas D. Moline	2/9/2021	3/1/2021 APA(1)	$0	$55,569	$111,137

	2/9/2021	3/1/2021 RSUs(2)							17,100	$147,402

	2/9/2021	3/1/2021 Perf RSUs(3)				8,550	17,100	25,650		$189,297

(1)

“APA” reflects the annual incentive opportunity available to each NEO under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2021 performance period before application of the modifiers for safety and individual performance. Application of these modifiers, if applicable, may have the effect of increasing or decreasing payouts earned at target and maximum based on achievement of the adjusted EBITDA and adjusted operating cash flow metrics for the 2021 performance period. See “Analysis of 2021 compensation – Annual incentive” and “Analysis of 2021 compensation – 2021 Annual performance award decisions” for additional information.

(2)

“RSUs” refers to restricted stock units granted to each NEO on the grant date indicated. Restricted stock units reported in this table for Mr. Williams will vest in full on January 5, 2024 and for Messrs. Westbrooks and Raketich and Ms. Syrvalin generally will vest in full on March 1, 2024, in each case provided the executive maintains continuous employment with the company through that date. As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 7,600 of the 17,100 restricted stock units awarded to each of them in 2021 were canceled. The remaining 9,500 restricted stock units for each of them generally will vest on March 1, 2024.

For additional information, see “Analysis of 2021 compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(3)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to Mr. Williams on January 5, 2021 and to the other NEOs on March 1, 2021. For the performance shares awarded in 2021, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, will be used to determine whether (and how many) performance shares are earned for the 2021–2023 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2023, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 6,650 of the 17,100 performance shares awarded to each of them were canceled. Any portion of the remaining 10,450 performance shares that are earned (based on achievement of the established performance objectives for the 2021-2023 performance period) will vest following the conclusion of the three-year performance period on December 31, 2023, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

For additional information, see “Analysis of 2021 Compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(4)

The amounts shown in this column reflect the fair value on the date of grant of RSUs and performance shares granted in 2021, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

Outstanding equity awards at 2021 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2021:

	Option awards(1)					Stock awards(2)
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)	Option expiration date	Grant date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
M. S. Williams						01/05/2021	423,400	$6,986,100	635,100	$10,479,150
K. R. Westbrooks	09/24/2018	5,280	1,760	$14.34	09/24/2028	03/01/2019	22,000	$363,000
	03/01/2019	16,550	16,550	$12.45	03/01/2029	03/02/2020	63,200	$1,042,800	34,950	$576,675
	03/02/2020	5,750	62,250	$5.26	03/02/2030	08/05/2020	0	$0	9,450	$155,925
						03/01/2021	40,400	$666,600	60,600	$999,900
K. C. Syrvalin	01/29/2015	2,480	0	$29.00	01/29/2025	03/01/2019	3,880	$64,020
	02/15/2017	4,452	0	$17.46	02/15/2027	03/02/2020	9,400	$155,100	6,180	$101,970
	02/14/2018	3,480	1,160	$16.57	02/14/2028	08/05/2020	0	$0	1,680	$27,720
	03/01/2019	2,920	2,920	$12.45	03/01/2029	03/01/2021	22,400	$369,600	33,600	$554,400
	03/02/2020	0	11,010	$5.26	03/02/2030
K. A. Raketich	02/09/2012	800	0	$31.06	02/09/2022	02/14/2018	10,900	$179,850
	02/07/2013	800	0	$33.76	02/07/2023	03/01/2019	7,000	$115,500
	02/13/2014	720	0	$34.26	02/13/2024	03/02/2020	17,000	$280,500	11,100	$183,150
	01/29/2015	3,200	0	$29.00	01/29/2025	08/05/2020	0	$0	3,000	$49,500
	02/17/2016	8,200	0	$7.46	02/17/2026	03/01/2021	12,900	$212,850	19,350	$319,275
	02/15/2017	7,800	0	$17.46	02/15/2027
	02/14/2018	6,300	2,100	$16.57	02/14/2028
	03/01/2019	5,300	5,300	$12.45	03/01/2029
	03/02/2020	6,625	19,875	$5.26	03/02/2030
W. P. Bryan(3)	02/09/2012	1,800	0	$31.06	02/09/2022	03/01/2019	8,733	$144,095
	02/07/2013	1,800	0	$33.76	02/07/2023	03/02/2020	18,782	$309,903	13,884	$229,086
	02/13/2014	1,600	0	$34.26	02/13/2024	08/05/2020	0	$0	3,825	$63,113
	01/29/2015	5,500	0	$29.00	05/07/2024	03/01/2021	8,921	$147,197	15,675	$258,638
	02/15/2017	7,800	0	$17.46	05/07/2024
	02/14/2018	11,100	0	$16.57	05/07/2024
	03/01/2019	10,500	0	$12.45	05/07/2024
T. D. Moline(3)	02/09/2012	2,150	0	$31.06	02/09/2022	03/01/2019	8,733	$144,095
	02/07/2013	2,250	0	$33.76	02/07/2023	03/02/2020	18,782	$309,903	13,884	$229,086
	02/13/2014	1,750	0	$34.26	02/13/2024	08/05/2020	0	$0	3,825	$63,113
	01/29/2015	5,500	0	$29.00	05/07/2024	03/01/2021	8,921	$147,197	15,675	$258,638
	02/17/2016	15,625	0	$7.46	05/07/2024
	02/15/2017	10,400	0	$17.46	05/07/2024
	02/14/2018	11,100	0	$16.57	05/07/2024
	03/01/2019	10,500	0	$12.45	05/07/2024
	03/02/2020	17,550	0	$5.26	05/07/2024

(1)

All option awards reported in this table are nonqualified stock options that generally vest ratably 25 percent per year over the four-year period from the date of grant. There were no stock options granted in 2021.

(2)	Stock awards reported in this table include performance shares and restricted stock units.

Performance shares (reported under the Equity incentive plan awards columns) are performance-based restricted stock units earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan to support rapid and sustained shareholder value creation. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31. A payout will be calculated based on performance for each of the three nested performance periods. The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance shares earned and payable in shares at the conclusion of the three-year performance period.

For the performance shares awarded in 2020, average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, will be used to determine whether (and how many) performance shares are earned for the 2020–2022 performance cycle. Performance shares earned will vest following the conclusion of the three-year performance period on December 31, 2022, at such time as the

Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. For the performance shares awarded in 2021, average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, will be used to determine whether (and how many) performance shares are earned for the 2021–2023 performance cycle. Performance shares earned will vest following the conclusion of the three-year performance period on December 31, 2023, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

The number of shares reported for the performance shares granted to Mr. Williams on January 5, 2021, and to the other NEOs on March 2, 2020, August 5, 2020 and March 1, 2021, reflects the number of shares that would be earned by each NEO assuming maximum performance is achieved under the established performance objectives. The settlement for any performance shares earned will be in shares.

Restricted stock units were granted to Mr. Williams on January 5, 2021, and to Messrs. Westbrooks, Raketich, Bryan and Moline and Ms. Syrvalin on March 1, 2019, March 2, 2020 and March 1, 2021. Each of these grants of restricted stock units generally vests on the third anniversary of their respective grant dates. On February 14, 2018, Mr. Raketich was awarded a special grant of 10,900 restricted stock units, which RSUs generally vest on the fifth anniversary of the grant date.

The market value of all shares and awards reported in this table was determined based upon the closing price of TimkenSteel’s common shares on December 31, 2021, the last trading day of the year, which was $16.50.

(3)

As a result of the termination of employment of Messrs. Bryan and Moline on May 7, 2021, 17,550 options granted on March 2, 2020 and 3,500 options granted on March 1, 2019 were canceled and all remaining unvested options granted to them in 2018, 2019 and 2020 were vested. Further, all of their outstanding options will remain exercisable for three years, rather than the original 10-year term stated in the table above. Also as a result of the termination of employment of Messrs. Bryan and Moline, 7,600 of the 17,100 restricted stock units awarded to each of them in 2021 were canceled, 2,500 of the 22,500 restricted stock units awarded in 2020 were canceled, and 567, 1,218 and 579 of the restricted stock units awarded to each of them in 2019, 2020 and 2021, respectively, were withheld to satisfy tax withholding requirements as the awards are no longer subject to a substantial risk of forfeiture. The remaining restricted stock units will vest on the third anniversary of the respective grant dates. Finally, 544 of the 9,800 performance shares awarded on March 2, 2020, 150 of the 2,700 performance shares awarded on August 5, 2020 and 6,650 of the 17,100 performance shares awarded on March 1, 2021 were canceled. Any portion of the remaining 10,450 and 11,806 performance shares awarded to each of Messrs. Bryan and Moline in 2021 and 2020 that are earned based on achievement of the established performance objectives for the 2020-2022 and 2021-2023 performance periods, will vest following the conclusion of the three-year performance periods on December 31, 2022 and December 31, 2023, respectively, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

2021 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of other stock-based awards for our NEOs during 2021.

	Option awards (1)		Stock awards (2)
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Michael S. Williams	0	$0	0	$0

Kristopher R. Westbrooks	15,000	$172,489	7,400	$97,162

Kristine C. Syrvalin	7,030	$64,650	10,740	$63,018

Kevin A. Raketich	0	$0	5,800	$33,060

William P. Bryan	29,810	$280,273	10,064	$74,717

Thomas D. Moline	0	$0	10,064	$74,717

(1)

The value realized on the exercise of options is the difference between exercise price and the fair market value of our common shares on the date of exercise. For this purpose, fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of TimkenSteel common shares on the vesting date. For purposes of this calculation, the fair market value of restricted stock units that vest is equal to the closing price of our common shares on the vesting date.

Pension benefits

Qualified Plan

In connection with the spinoff of TimkenSteel from The Timken Company in 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan. As noted below, benefit accruals under the Qualified Plan were frozen as of December 31, 2020.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75 percent per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, is applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements: age 62 and 15 years of service; age 60 and 25 years of service; or any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3 percent per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4 percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for an NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50 percent of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50 percent joint and survivor form of payment and died the next day. If the NEO had at least 15 years of service at the time of his death, the benefit is equal to 50 percent of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

Only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service were credited.

In November 2019, the Qualified Plan was amended to provide that additional benefit accruals for any remaining active participants (including any NEOs participating in the Qualified Plan) would cease as of December 31, 2020.

Supplemental Pension Plan

In connection with the spinoff, the company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. As noted below, benefit accruals under the SERP were frozen as of December 31, 2020.

Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program (the

TimkenSteel Corporation Savings and Investment Pension Plan) and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

As with the Qualified Plan, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits under the TimkenSteel SERP, except in the case of involuntary termination without cause, in which case up to two additional years of service were credited.

In November 2019, the SERP was amended to provide that additional benefit accruals for any remaining active participants would cease as of December 31, 2020.

2021 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2021:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit (1)
Michael S. Williams(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Kristopher R. Westbrooks(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Kristine C. Syrvalin(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Kevin A. Raketich	Supplemental Plan	30.8	$246,000
	Qualified Plan	30.8	$1,074,000
William P. Bryan(3)	Supplemental Plan	44.0	$371,000
	Qualified Plan	44.0	$0
Thomas D. Moline	Supplemental Plan	37.0	$346,000
	Qualified Plan	37.0	$1,183,000

(1)

The “Present Value of Accumulated Benefit” is the present value as of December 31, 2021. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 3.04% discount rate and updated mortality statistics consistent with the 2021 Society of Actuaries revised mortality projection scale. Benefits for the applicable NEOs were determined assuming no probability of termination, retirement, death or disability before age 62.

(2)	Because Messrs. Williams and Westbrooks and Ms. Syrvalin were hired after January 1, 2004, they do not accumulate any service under either the Supplemental or Qualified Plan.

(3)

Following separation from employment on May 7, 2021, Mr. Bryan chose to take a lump sum payment of his Qualified Plan benefit in the amount of $1,587,860. As a result, the present value of his accumulated benefit as of December 31, 2021 was zero.

2021 Nonqualified deferred compensation table

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to elect to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Effective December 31, 2021, the deferred compensation plan was frozen, and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

The table below sets forth information regarding contributions, earnings and withdrawals during 2021 and the account balances as of December 31, 2021, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive contributions in 2021(1)	Company contributions in 2021(1)	Aggregate earnings in 2021(2)	Aggregate withdrawals/ distributions in 2021	Aggregate balance at December 31, 2021(3)

Michael S. Williams	$0	$0	$0	$0	$0

Kristopher R. Westbrooks	$0	$1,851	$167	$0	$5,483

Kristine C. Syrvalin	$0	$0	$0	$0	$0

Kevin A. Raketich	$0	$0	$12,166	$(50,369)	$261,981

William P. Bryan	$0	$0	$0	$0	$0

Thomas D. Moline	$0	$0	$0	$0	$0

(1)	Amounts shown as executive contributions or company contributions in 2021 are reported in the “Salary” and “All other compensation” columns, respectively, of the 2021 Summary compensation table.

(2)

This amount includes interest earned from cash deferrals. Earnings during this year and previous years were not above market or preferential; therefore, these amounts are not included in the 2021 Summary compensation table.

(3)

Amounts included in the aggregate balances that were reported as compensation in the Summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Westbrooks, $3,465 and Mr. Raketich, $300,184.

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2021 termination date, except with respect to Messrs. Bryan and Moline, whose employment terminated on May 7, 2021.

Change in control

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the company (as defined in the Severance Agreements), the NEO is entitled to receive a cash severance payment in an amount equal to a specified multiple of the sum of his or her annual base salary and the greater of: (1) his or her target annual amount of incentive compensation for the year in which he or she terminates employment; or (2) his or her target annual amount of incentive compensation for the year in which the change in control occurs. In late 2020, the Compensation Committee adopted a new standard form of severance agreement, reducing the multiple of pay applicable in a change in control from three times to two and one-half times for the CEO and two times for other executive officers of the company. As such, a multiple of two and one-half times is specified in the Severance Agreement for Mr. Williams and a multiple of two times is specified in the Severance Agreements for Ms. Syrvalin and Mr. Raketich. A multiple of three times is specified in the Severance Agreement for Mr. Westbrooks as the Severance Agreement between Mr. Westbrooks and the company was entered into at the time he was hired in 2018. The Severance Agreements for Messrs. Bryan and Moline also specified a multiple of three times; however, due to the termination of employment of Messrs. Bryan and Moline on May 7, 2021, these agreements are no longer in effect.

None of the Severance Agreements contains an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for the severance period and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by an NEO, the NEO is not entitled to receive, and the company will not make any cash severance, retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” means the commission of an intentional act of fraud, embezzlement or theft in connection with the NEO’s duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan is forfeited.

Involuntary termination without cause (not in connection with a change in control)

The Severance Agreements with our NEOs (other than the agreements with Messrs. Westbrooks, Bryan and Moline) provide that, in the case of an involuntary termination without cause (other than termination without cause in connection with a change in control, as described above), the NEO is entitled to severance equal to 1.5 times the sum of his or her base salary and target annual incentive opportunity. For Messrs. Westbrooks, Bryan and Moline, their Severance Agreements provide that in the case of an involuntary termination without cause, each is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2021 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, the NEO’s beneficiary will have one year following the death to exercise stock options.

Termination scenarios for NEOs

Mr. Williams
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$4,072,001	$5,672,001
Equity(2)	$0	$0		$9,314,800	$11,643,489	$13,972,200
Retirement benefits(3)	$0	$0		$0	$0	$0
Other benefits(4)	$0	$0		$0	$42,500	$57,500
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$9,314,800	$15,757,990	$19,701,701
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$1,799,508	$2,947,008
Equity(2)	$0	$0		$3,390,719	$3,505,458	$3,997,919
Retirement benefits(3)	$0	$0		$0	$0	$137,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$3,390,719	$5,347,466	$7,146,927
Ms. Syrvalin
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$960,000	$1,185,000
Equity(2)	$0	$0		$863,888	$995,376	$1,118,582
Retirement benefits(3)	$0	$0		$0	$0	$51,000
Other benefits(4)	$0	$0		$0	$42,500	$50,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$863,888	$1,997,876	$2,404,582
Mr. Raketich
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$944,124	$1,169,124
Equity(2)	$0	$0		$1,133,445	$1,244,265	$1,315,215
Retirement benefits(3)	$0	$0	$171,000	$0	$0	$60,000
Other benefits(4)	$0	$0		$0	$42,500	$50,000
Excise tax gross-up(5)						$0
Total	$0	$0	$171,000	$1,133,445	$2,230,889	$2,594,339
Mr. Bryan(7)
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$767,093	$0
Equity(2)	$0	$0		$0	$866,505	$0
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0		$0	$42,500	$0
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$0	$1,676,098	$0

Mr. Moline(7)
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$767,093	$0
Equity(2)	$0	$0		$0	$866,505	$0
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0		$0	$42,500	$0
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$0	$1,676,098	$0

(1)

“Cash severance” refers to amounts payable to each NEO under the Severance Agreements and the value of his or her annual incentive payment under the TimkenSteel Corporation Annual Performance Award plan for 2021. For Messrs. Bryan and Moline, the amount reported includes the cash payment received under the terms of a severance agreement previously entered into with the company plus the value of his cash payout earned under the TimkenSteel Corporation Annual Performance Award plan for 2021. For additional information about the cash severance payments paid to Messrs. Bryan and Moline, please see the paragraph below this table.

(2)

“Equity” includes the value of accelerated vesting of restricted stock units, performance shares and stock option grants that the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table for Messrs. Williams, Westbrooks and Raketich and Ms. Syrvalin, all full-share awards are valued at the closing price of our common shares on December 31, 2021, which was $16.50, and all outstanding stock options with an exercise price below the closing price of our common shares on December 31, 2021, are valued at the difference between the exercise price and the closing price. Outstanding stock options with an exercise price above the closing price on December 31, 2021 of $16.50 are not included in the value of equity in this table. Due to the termination of employment of each of Messrs. Bryan and Moline on May 7, 2021, the value of the equity reflected in this table for each of them is based on the closing price of our common shares on the termination date, which was $13.04. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.

(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.

(6)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2021.

(7)

The information for each of Messrs. Bryan and Moline is based on his termination without cause on May 7, 2021. For more information about the compensation and benefits due to each of Messrs. Bryan and Moline in connection with his termination, please see the next paragraph. Due to the actual termination of employment of Messrs. Bryan and Moline on May 7, 2021, no additional information is shown for the other hypothetical situations.

Payments in connection with the Termination of Employment of Messrs. Bryan and Moline

On May 5, 2021, the Board of Directors approved the termination of employment for William P. Bryan, Executive Vice President, Manufacturing and Supply Chain, and Thomas D. Moline, Executive Vice President, Commercial Operations, in each case effective May 7, 2021. In connection with such termination of employment, each of Messrs. Bryan and Moline was entitled to receive the compensation and benefits for a “termination without cause” under the terms of a severance agreement he had previously entered into with the company. In exchange for his general release of claims and non-compete, confidentiality and non-disparagement undertakings, Messrs. Bryan and Moline each received the following payments and benefits: cash payment of $661,513 which is equal to one and one-half times base salary in effect at termination ($470,699) plus one and one half times an amount equal to the highest incentive payout percentage during the five years immediately preceding 2021 multiplied by his target amount of incentive pay for 2021 ($190,814). The cash payment was made in a single lump sum on May 17, 2021. Messrs. Bryan and Moline are each entitled to receive Company-subsidized health and welfare benefits (valued at approximately $27,000) for him and his family under the Company’s health care plan for active employees for a maximum of 18 months. Also in connection with the terminations of employment of Messrs. Bryan and Moline and in accordance with the original terms of their equity awards: unvested stock options scheduled to vest during the 18-month severance period were accelerated, with 15,050 stock options vesting immediately upon termination and 21,050 stock options being cancelled; unvested restricted stock units were prorated based on the 18-month severance period, with 38,800 restricted stock units continuing to vest on the original vesting dates and 10,100 restricted stock units being cancelled; and unvested performance shares were prorated based on the 18-month severance period, with 22,256 remaining eligible to be earned based on achievement of the established performance objectives and 7,344 being cancelled. For additional information regarding the effect of the termination of employment of Messrs. Bryan and Moline on their outstanding equity awards, see the “Outstanding equity awards at 2021 year end table.”

CEO pay ratio

For 2021, the ratio of the annual total CEO compensation to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than the CEO) as described below (“Median Annual Compensation”) was approximately 75 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”). For 2021, we elected to use the same Median Employee that we identified in 2020 as there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

For purposes of calculating the CEO pay ratio, the CEO compensation for 2021 was determined to be $7,175,297, which consists of $7,161,838 (Mr. Williams’ compensation for his service as President and CEO, as reflected in the “Total” column of the 2021 Summary compensation table) plus company-paid health care benefit costs of $13,459. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2021 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for 2021 was determined to be $96,044.

In terms of our selection of the Median Employee last year, on December 31, 2020, the company employed a total of 2,000 employees (including 1,967 employees based in the United States). The company determined the Median Employee as of December 31, 2020 by identifying total cash compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded our Interim CEO and President and 33 non-U.S. employees (consisting of 22 employees in Mexico, 10 employees in China, and 1 employee in the United Kingdom). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 17, 2022, in connection with the company’s solicitation of proxies for the 2022 annual meeting of shareholders to be held on May 4, 2022, at 10 a.m. Eastern time, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement. There will be no in-person annual meeting. The meeting will be held “virtually” over the internet.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2022 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 46,381,672 of our common shares outstanding.

How do I vote?

Registered holders. If your shares are registered in your name, you may vote “in person” online during the meeting or by proxy prior to the meeting. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6 a.m. EDT on May 4, 2022.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6 a.m. EDT on May 4, 2022.

By mail. After reading the proxy materials, if you received a printed version of the proxy materials you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6 a.m. EDT on May 4, 2022, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote “in person” online during the meeting, by telephone, over the internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor and the approval, on an advisory basis, of the compensation of the company’s named executive officers.

Shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business that may be properly brought before the 2022 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of the Board’s four nominees as directors to serve a three-year term expiring at the 2025 annual meeting of shareholders	For each director nominee

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2022	For

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	For

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Bargaining Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the trustee for the plan, Bank of America Merrill Lynch, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6 a.m. EDT on May 2, 2022. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions (subject to applicable law).

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (Proposal 2 in this proxy statement). All other matters identified above (Proposals 1 and 3 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

“In-person” voting. Shareholders who attend the annual meeting “virtually” over the internet may vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website. Any shareholder who wants to attend TimkenSteel’s virtual annual meeting must register to participate no later than 10:00 a.m. Eastern time on May 3, 2022. For additional information and instructions regarding registration procedures for both registered and beneficial shareholders, please see “Additional information” in the “Notice of annual meeting of shareholders” included with this proxy statement.

May I change my vote?

You may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on May 3, 2022, stating that you want to revoke your proxy;

•	submitting another completed proxy card to Corporate Election Services that is received by 6 a.m. EDT on May 4, 2022, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6 a.m. EDT on May 4, 2022, which will automatically revoke the earlier proxy; or

•

attending the annual meeting “virtually” over the internet and voting during the annual meeting. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2022 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person (online) or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the four nominees for election as directors will be elected if they receive a plurality of the votes cast (meaning that the four director nominees who receive the highest number of shares voted for their election are elected). If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee. However, pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will be required to submit his or her resignation to the Board of Directors promptly after the certification of the election results. See “Proposal 1 – Election of Directors” for additional information.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on Proposal 3, approval of the compensation of the company’s named executive officers, is advisory in nature and therefore not binding on the company. Although the approval of named executive officer compensation is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 17, 2022, any proposal of our shareholders intended to be presented at the 2023 annual meeting of shareholders and to be included in our proxy materials related to the 2023 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our principal executive offices by certified mail, return receipt requested.

A shareholder submitting a proposal or director nominee outside the processes of Rule 14a-8 in connection with the 2023 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal or nominee in accordance with Article I, Sections 12 or 13, as applicable, and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. To be considered timely, we must receive any Non-Rule 14a-8 Proposals for the 2023 annual meeting of shareholders no earlier than January 4, 2023 and no later than February 3, 2023. If the date of the 2023 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2022 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2023 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2023 annual meeting of shareholders is first made. Our proxy related to the 2023 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 3, 2023.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023. Such notice may be mailed to the Corporate Secretary at the address above or emailed to ir@timkensteel.com.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Due to an administrative error, 2,162 common shares beneficially owned by Kevin A. Raketich were inadvertently omitted from the Form 3 filed for Mr. Raketich on May 10, 2021. Promptly upon discovery of the error, an amended Form 3 was filed on December 10, 2021, reporting the common shares beneficially owned by Mr. Raketich including the previously omitted shares. With the exception of the foregoing, based solely upon our review of reports filed with the SEC and written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2021 by our executive officers, Directors or 10% shareholders.

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2021, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote properly submitted proxies for each of the nominees named in Proposal 1, and for Proposals 2 and 3.

Appendix A

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the company’s performance and provides improved comparability of results.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way. See the following table for a definition of the non-GAAP financial measure referred to above and a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company’s performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Year Ended December 31,
(Dollars in millions) (Unaudited)	2021	2020	2019
Net income (loss)	$171.0	$(61.9)	$(110.0)

Provision (benefit) for income taxes	5.7	1.2	(16.1)
Interest expense	5.9	12.2	15.7
Earnings Before Interest and Taxes (EBIT) (1)	$182.6	$(48.5)	$(110.4)
EBIT Margin (1)	14.2%	(5.8%)	(9.1%)

Depreciation and amortization	63.1	70.0	73.5
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$245.7	$21.5	$(36.9)
EBITDA Margin (2)	19.2%	2.6%	(3.1%)
Adjustments:
Executive severance and transition costs	—	—	(5.6)
Impairment charges and loss on sale or disposal of assets	—	—	(8.9)
Loss on sale of scrap processing facility	—	(0.1)	—
Gain on sale of TMS assets	0.1	3.6	—
Restructuring charges	(6.7)	(3.2)	(8.9)
Facility phase down: inventory write-down	—	—	(4.8)
Accelerated depreciation and amortization (EBIT only)	(1.5)	(3.4)	(2.8)
Gain (loss) from remeasurement of benefit plans	20.1	(14.7)	(40.6)
Loss on extinguishment of debt	—	(0.9)	—
Write-down of supplies inventory	(2.1)	—	—
Employee retention credit	—	2.3	—
Faircrest plant asset disposal, net of recovery	—	0.1	—
Business transformation costs (5)	(2.0)	(1.0)	(0.5)
Sales and use tax refund	2.5	—	—
Executive severance and transition costs	(0.5)	—	—
TMS inventory write-down	—	(3.1)	—
Harrison melt impairment charges	(7.9)	—	—
TMS impairment charges	(0.3)	—	—
Loss on sale of consolidated subsidiary	(1.1)	—	—
Customer program early termination	(1.4)	—	—
Loss on sale of non-core assets (6)	(0.9)	—	—
Gain on sale of non-core property	—	0.5	—
Adjusted EBIT (3)	$184.3	$(28.6)	$(38.3)
Adjusted EBIT Margin (3)	14.4%	(3.4%)	(3.2%)
Adjusted EBITDA (4)	$245.9	$38.0	$32.4
Adjusted EBITDA Margin (4)	19.2%	4.6%	2.7%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. For the year ended December 31, 2021, these costs were primarily related to professional service fees associated with organizational changes. For the years ended December 31, 2020 and 2019, these costs were primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

(6) Loss on sale of non-core assets consists of losses incurred related to older excess assets sold via an auction process.

VOTE BY TELEPHONE

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch- tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on May 2, 2022 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 4, 2022.

Proxy must be signed and dated below.

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TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Kristopher R. Westbrooks and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held virtually at www.cesonlineservices.com/tmst22_vm, on May 4, 2022, at 10:00 a.m. EDT, and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. EDT on May 2, 2022 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature
Signature (if jointly held)
Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 4, 2022 at 10:00 a.m. Eastern Time

www.cesonlineservices.com/tmst22_vm

To attend the virtual annual meeting, please register at www.cesonlineservices.com/tmst22_vm no later than 10:00 a.m. Eastern time on May 3, 2022. If you attend the virtual meeting, you will be able to vote online during the meeting. Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in the proxy card to ensure that your vote will be represented at the annual meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2022 notice and proxy statement and 2021 annual report on Form 10-K are available at www.proxydocs.com/tmst

ê  Please fold and detach card at perforation before mailing.  ê

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR all nominees listed in proposal 1, and FOR proposals 2 and 3.

1. Election of the following Directors to serve a three-year term expiring at the 2025 annual meeting:

Nominees:	1. Diane C. Creel	2. Kenneth V. Garcia	3. Ellis A. Jones	4. Donald T. Misheff

☐ FOR all nominees listed above ☐ WITHHOLD AUTHORITY to vote for all nominees listed above

                                     To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2. Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2022.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Approval, on an advisory basis, of the compensation of the company’s named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐    PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.